Exhibit 10.1

MASTER FRAMEWORK AGREEMENT
BY AND AMONG
SITIME CORPORATION,
NINGBO AURA SEMICONDUCTOR CO., LTD.,
AURA SEMICONDUCTOR PVT. LTD.,
AURA SEMICONDUCTOR LIMITED,
SHAOXING YUANFANG SEMICONDUCTOR CO LTD., AND
AIM CORE HOLDINGS LIMITED
October 30, 2023

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE SITIME CORPORATION HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SITIME CORPORATION. IF PUBLICLY DISCLOSED.

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LIST OF EXHIBITS

Exhibit A	Form of Support Services Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Guarantee by Apollo Guarantors
LIST OF SCHEDULES

Schedule 1.1(a)	Category 1 Products
Schedule 1.1(b)	Category 2 Products
Schedule 1.1(c)	Apollo Knowledge Parties
Schedule 1.1(d)	Specified Contracts
Schedule 1.1(e)	Regular Combination Products
Schedule 1.1(f)	Apollo In-Bound Licenses
Schedule 4.1	Consideration and Delivery Schedule
Schedule 4.4(a)	Earnout Schedule

MASTER FRAMEWORK AGREEMENT
This Master Framework Agreement (as may be amended, supplemented or modified from time to time, this “Agreement”) is made and entered into as of October 30, 2023 (the “Execution Date”), by and among (a) SiTime Corporation, a Delaware corporation (“Saturn”), (b) Ningbo Aura Semiconductor Co., Ltd., a limited liability company incorporated under the laws of People’s Republic of China (“Apollo China”), (c) Aura Semiconductor Pvt. Ltd., a company incorporated under the laws of India (“Apollo India”), (d) Shaoxing Yuanfang Semiconductor Co Ltd., a limited liability company incorporated under the laws of People’s Republic of China (“Apollo Shaoxing”), (e) Aura Semiconductor Limited, a limited company incorporated and existing under the laws of Hong Kong (“Apollo HK”), and (f) Aim Core Holdings Limited, a company organized and existing under the laws of British Virgin Islands (“Apollo BVI” and collectively with Apollo China, Apollo India, Apollo Shaoxing and Apollo HK, the “Apollo Entities” or singularly, as each, an “Apollo Entity”). The Apollo Entities, on the one hand, and Saturn, on the other hand, are sometimes referred to herein collectively as the “Parties” or each as a “Party”.
Recitals
A.    The Apollo Entities are engaged in the business of Apollo Business and have developed, and continue to develop, certain products and intellectual property as part of the Apollo Business.
B.    Saturn desires to license from the Apollo Entities, and the Apollo Entities are willing to grant a license to Saturn of, certain intellectual property pursuant to the terms and conditions hereinafter set forth; the Apollo Entities desire to sell, convey, transfer, deliver and assign to Saturn, and Saturn desires to purchase from the Apollo Entities, the Specified Assets, and in furtherance thereof, at, and subsequent to, the Closing, the Apollo Entities will sell, convey, deliver and assign to Saturn, and Saturn will purchase and assume from the Apollo Entities, the Specified Assets free and clear of all Encumbrances (except for any Permitted Encumbrances) (the “Asset Sale” and together with the License and other transactions contemplated by this Agreement and the Ancillary Agreements, the “Transactions”), all on the terms and conditions hereinafter set forth;
C.    In connection with the Transactions, prior to the Closing Date (to the extent not effected prior to the Execution Date), the Apollo Entities shall effectuate the Pre-Transaction Restructuring;
D.    Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement for Saturn’s willingness to have entered into this Agreement, all of the Apollo Guarantors have executed and delivered to Saturn a Guarantee in the form attached hereto as Exhibit C (the “Guarantee”), to become effective upon the Closing; and
E.    The Parties desire to make certain representations and warranties and other agreements in connection with the Transactions.
Now, Therefore, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:
1.    Definitions
. As used in this Agreement, the following terms shall have the following meanings:
“Acceptance Criteria” has the meaning set forth in Section 4.2(b).
“Acceptance Notice” has the meaning set forth in Section 4.2(b).
“Acquisition Proposal” has the meaning set forth in Section 7.2(a).
“Acquisition Transaction” has the meaning set forth in Section 7.2(a).
“Action” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, cause of action, demand, lawsuit, inquiry, notice of violation, citation, summons, subpoena, examination or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Additional Key Markets” has the meaning set forth in Section 2.4(a).
“Affiliate” with respect to any specified Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Aggregate Subject Product Revenue” has the meaning set forth in the Earnout Schedule.
“Agreement” has the meaning set forth in the introductory paragraph.
“Ancillary Agreements” means, collectively, the Bill of Sale, Support Services Agreement, Guarantee, and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption/AML Law” means, collectively, (a) the FCPA, the UK Bribery Act 2010, and any other applicable anti-corruption laws or regulations, and (b) the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable anti-money laundering statutes of all jurisdictions where any of the Apollo Entities conducts business (or are otherwise applicable to any of the Apollo Entities), the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity.
“Apollo Business” means the operation of the business of the Apollo Entities as currently conducted and as currently proposed to be conducted between the Execution Date and the Closing Date, relating to the design, development, manufacture, marketing and sale of electronic timing components and systems, including resonators, oscillators, clock generators, jitter attenuators, jitter cleaners and buffers.
“Apollo BVI” has the meaning set forth in the introductory paragraph.
“Apollo Change of Control” has the meaning set forth in Section 8.1(b)(i).
“Apollo China” has the meaning set forth in the introductory paragraph.
“Apollo Closing Certificate” has the meaning set forth in Section 9.1(c).
“Apollo Combination Product” means any Apollo Product packaged and sold by any of the Apollo Entities as a single Apollo Product that combines a Designated Product with other intellectual property developed, owned, or procured by any of the Apollo Entities, their Affiliates or their customers.
“Apollo Disclosure Schedule” has the meaning set forth in Section 5.
“Apollo Enforcement Claim” has the meaning set forth in Section 2.4(c)(ii)(2).
“Apollo Entities” has the meaning set forth in the introductory paragraph.
“Apollo Financial Statements” has the meaning set forth in Section 5.4.
“Apollo Guarantors” means, collectively, (a) [*****], an individual, (b) [*****], an individual, (c) [*****], an individual, (d) Hong Kong Aura Investment Co. Limited, a limited company incorporated and existing under the laws of Hong Kong, (e) HSP Investment Holdings Limited, a limited company incorporated and existing under the laws of Hong Kong, (f) Ideal Kingdom Limited, a limited company incorporated and existing under the laws of Hong Kong, and (g) Ningbo Shuangquan Venture Capital Partnership (Limited Partnership) a limited partnership organized under the laws of People’s Republic of China.

“Apollo HK” has the meaning set forth in the introductory paragraph.
“Apollo-Indemnified Person” has the meaning set forth in Section 11.2.
“Apollo India” has the meaning set forth in the introductory paragraph.
“Apollo Insolvency Event” has the meaning set forth in Section 8.2(f)(i).
“Apollo Intellectual Property” means the Apollo-Owned Intellectual Property and the Apollo-Licensed Intellectual Property, including the Licensed IP.
“Apollo-Licensed Intellectual Property” means, in relation to the Specified Assets and Licensed IP, Intellectual Property owned by any Person other than the Apollo Entities that (a) is used by or licensed to any of the Apollo Entities (or any of their Affiliates), including any such Intellectual Property that is Licensed IP, (b) for which any of the Apollo Entities (or any of their Affiliates) has received from such Person a covenant not to sue or assert or other immunity from suit, or (c) such Person has undertaken an obligation to any of the Apollo Entities (or any of their Affiliates) to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against any of the Apollo Entities (or any of their Affiliates) or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against any of the Apollo Entities (or any of their Affiliates).
“Apollo-Made Product” means any product, the design for which is owned by any of the Apollo Entities (or any of their Affiliates), that is both (a) made by or for any of the Apollo Entities (or any of their Affiliates); and (b) sold by any of the Apollo Entities (or any of their Affiliates) as a single product.
“Apollo-Owned Intellectual Property” means, in relation to the Specified Assets and Licensed IP, all (a) Intellectual Property, including Intellectual Property that is Licensed IP, that is solely owned by any of the Apollo Entities (or any of their Affiliates), (b) Intellectual Property, including Intellectual Property that is Licensed IP, that is purported to be solely owned by any of the Apollo Entities (or any of their Affiliates), and (c) Intellectual Property, including Intellectual Property that is Licensed IP, in which any of the Apollo Entities (or any of their Affiliates) has any joint ownership interest or in which any of the Apollo Entities (or any of their Affiliates) purports to have any joint ownership interest.
“Apollo Products” means each and all products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of any of the Apollo Entities or any of their Affiliates, at any time in connection with the Apollo Business or the Apollo Restricted Period Business, and in each case, whether currently being distributed or used, currently under development, and including any components, elements, parts, integrated circuits, tools, software, firmware, middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment thereof.
“Apollo-Registered Intellectual Property” means all Registered Intellectual Property that is included in the Apollo-Owned Intellectual Property, including the Licensed Patents.
“Apollo-Restricted Customer” means any third-party Person where the group headquarter of the design win customer is located in the ROW Territory.
“Apollo Restricted Period Business” means, in relation to the Licensed IP, Specified Assets and the Transactions, the operation of the business of the Apollo Entities as conducted during the Restricted Period relating to the design, development, manufacture, marketing and sale of electronic timing components and systems, including resonators, oscillators, clock generators, jitter attenuators, jitter cleaners and buffers.
“Apollo-Restricted Product” means any (a) Designated Product, or (b) other product in the timing segment, including electronic timing components and systems, resonators, oscillators, clock generators, jitter attenuators, jitter cleaners, buffers and any Apollo Combination Product.
“Apollo-Restricted Transaction” means any Contract pursuant to which any of the Apollo Entities (or any of their Affiliates) sells an Apollo-Restricted Product to an Apollo-Restricted Customer, in each case, whether as a standalone timing device component or subcomponent or for incorporation into a higher-level product or system of such Apollo-Restricted Customer.

“Apollo Service Entities” has the meaning set forth in the Support Services Agreement.
“Apollo Shaoxing” has the meaning set forth in the introductory paragraph.
“Apollo Source Code” means the source code of all Apollo Technology, together with all extracts, portions and segments thereof.
“Apollo Successors” means any Person who, as a result of an Apollo Change of Control, succeeds to the entire timing business of the Apollo Entities and their Affiliates, including the design, development, manufacture, marketing and sale of electronic timing components and systems, including resonators, oscillators, clock generators, jitter attenuators, jitter cleaners and buffers, provided that, in accordance with Section 8.1, such Person has assumed, and agreed in writing to be bound by, all of the Apollo Entities obligations under this Agreement and the Ancillary Agreements.
“Apollo Technology” means all Technology owned by or licensed to any of the Apollo Entities (or any of their Affiliates) or purported to be owned by or licensed to any of the Apollo Entities (or any of their Affiliates) that is used by or on behalf of any of the Apollo Entities (or any of their Affiliates) in connection with the conduct of the Apollo Business, Apollo Restricted Period Business, or the design, development, testing, manufacture, packaging, making, having made, support, maintenance, use, improvement, operation, distribution, commercialization, marketing, importing, selling, offering for sale, leasing, or otherwise exploitation of the Designated Products, including any Technology limited to that which comprises the Licensed IP and Specified Assets.
“Apollo Territory” means the territories comprising (a) the mainland regions of the People’s Republic of China; (b) the Hong Kong Special Administrative Region; and (c) the Macau Special Administrative Region.
“Apollo Triggering Breach” has the meaning set forth in Section 8.2(f)(iii).
“Apollo Triggering Change of Control” has the meaning set forth in Section 8.1(b)(ii).
“Applicable Law” means, collectively, all applicable federal, state, provincial, foreign or local statute, law, ordinance, regulation, rule, code, Order, judicial or arbitral or administrative or regulatory judgment, injunction, decision, or rule of law, including general principles of common law and equity, or other requirement or rule of law promulgated or issued by a Governmental Entity.
“Arbitral Tribunal” has the meaning set forth in Section 12.6(b).
“Assets” means properties, rights, goodwill, interests and assets of every kind, real, personal or mixed, tangible and intangible.
“Asset Sale” has the meaning set forth in the recitals.
“Beneficial Owner” has the meaning set forth in Section 8.1(b)(iii).
“Bill of Sale” has the meaning set forth in Section 9.1(g).
“Business Confidential Information” means any and all trade secrets, business or technical information, and information and materials, whether or not stored in any medium, relating to the Apollo Business, including business information, Apollo Technology owned or purported to be owned by any of the Apollo Entities, Apollo-Owned Intellectual Property, the Specified Assets, Licensed IP, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including source code thereto), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and Contracts, and other know-how; provided, however, that the foregoing shall only be deemed to be “Business Confidential Information” to the extent related to the Apollo Business, Specified Assets and Licensed IP. Notwithstanding the foregoing, “Business Confidential Information” shall exclude all Saturn Confidential Information.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Santa Clara, California, or Hong Kong, are authorized or required by Applicable Law to be closed for business.
“Cascade 1” means the Saturn product known as Cascade 1, which are products that are based on unique platform [*****] as identified on Schedule 1.1(a) with the following part numbers [*****].
“Claims Period” has the meaning set forth in Section 11.6(d).
“Closing” has the meaning set forth in Section 3.4.
“Closing Date” has the meaning set forth in Section 3.4.
“Closing Date Payment” has the meaning set forth in the Consideration and Delivery Schedule.
“CoC Notice” has the meaning set forth in Section 8.1(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Combination Product” shall mean any semiconductor product developed, packaged, and sold by Saturn as a single product that combines any substantial Licensed IP with any substantial intellectual property developed, owned, or procured by Saturn, its Affiliates, or its customers, including any In-Scope Customizations; in each case, as determined by the Steering Committee. For purposes of this Agreement and as a guide for the Steering Committee, the Combination Products shall be categorized into two sub-categories: (a) “Regular Combination Products”, which shall mean any products described in Schedule 1.1(e); and (b) “High-Level Combination Products”, which shall mean any Combination Product other than a Regular Combination Product.
“Confidentiality Agreement” has the meaning set forth in Section 7.5(a).
“Consideration and Delivery Schedule” has the meaning set forth in Section 4.1.
“Contract” means any contract, agreement, arrangement, or other legally binding obligation or commitment, whether written or oral.
“Copyrights” means all copyrights, copyrightable works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.
“Damages” means all losses, costs, damages, fees, reasonable re-engineering costs, liabilities, costs of investigation, Taxes and expenses, including costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals.
“Data Security and Privacy Requirements” means all Privacy Laws to the extent applicable to the Apollo Business, including all obligations of any of the Apollo Entities and any of their Affiliates thereunder.
“Decision on Interim Relief” has the meaning set forth in Section 12.6(f).
“Delivered Asset” has the meaning set forth in Section 4.2(b).
“Designated Product” means any of the following: (a) the products described in Schedule 1.1(a); (b) the products described in Schedule 1.1(b); and (c) any update, upgrade, modification, improvement, or new version of any of the products described in the foregoing clauses (a) and (b) that are developed by or for any of the Apollo Entities (or any of their Affiliates) during the Restricted Period (but excluding, for clarity, the In-Scope Customizations).
“Designated Territory” has the meaning set forth in Section 2.4(c)(ii).

“Dispute” has the meaning set forth in Section 12.6(a).
“Due Date” has the meaning set forth in Section 7.14(a).
“Earnout Payments” has the meaning set forth in the Earnout Schedule.
“Earnout Period” means the period after the Closing and for so long as any Earnout Payment may become payable.
“Earnout Schedule” has the meaning set forth in Section 4.4(a).
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any Specified Asset, any restriction on the receipt of any income derived from any Specified Asset, any restriction on the use of any Specified Asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any Specified Asset imposed by any Person, including any Governmental Entity).
“Environmental Law” means any Applicable Law relating to the environment or Hazardous Substances, materials or wastes.
“Estimated Delivery Date” has the meaning set forth in the Consideration and Delivery Schedule.
“Excluded Assets” has the meaning set forth in Section 3.2.
“Excluded Taxes” means, without duplication, (a) all Taxes of any of the Apollo Entities and their securityholders and Affiliates, or for which any of the Apollo Entities or any of their securityholders or Affiliates is liable (including under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Applicable Law), for any taxable period, (b) all Taxes related to the Excluded Assets or Retained Liabilities for any taxable period, (c) all Taxes relating to the Apollo Business or the Specified Assets, in each case, for any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date as determined pursuant to Section 7.8(a), (d) all Taxes arising in connection with any payment required pursuant to, or arising as a result of, the Transactions (including any Withholding Taxes and Transfer Taxes), (e) any Liability attributable to the application of any so-called “bulk transfer law” of any jurisdiction to the Transactions, and (f) all Taxes arising as a result of or in connection with the Pre-Transaction Restructuring.
“Execution Date” has the meaning set forth in the introductory paragraph.
“Expiration Date” has the meaning set forth in Section 11.3.
“FCPA” means the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., as amended.
“Fundamental Representations” means the representations set forth in Section 5.1 (Organization, Standing and Power; No Subsidiary), Section 5.2 (Authority; Binding Nature of Agreement; Non-Contravention), Section 5.20 (International Trade Matters) and Section 5.19 (Brokers’ and Finders’ Fee).
“GAAP” means United States generally accepted accounting principles.
“Government Officials” has the meaning set forth in Section 5.21(a)(iv).
“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Guarantee” has the meaning set forth in the recitals.
“Hazardous Substance” means (a) any substance that is regulated or gives rise to Liability or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.
“Indebtedness” means any obligations secured by a lien on the Specified Assets and any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any such obligations.
“Indemnified Person” means a Saturn-Indemnified Person or an Apollo-Indemnified Person, as applicable.
“Indemnifying Party” means (a) the Apollo Entities, with respect to an indemnification claim made by a Saturn-Indemnified Person pursuant to Section 11.1; or (b) Saturn, with respect to an indemnification claim made by an Apollo-Indemnified Person pursuant to Section 11.2.
“Information Systems” has the meaning set forth in Section 5.9(b).
“In-Scope Customizations” means any update, upgrade, modification, improvement, or new version made exclusively for Saturn under the Support Services Agreement.
“Intellectual Property” means Technology and Intellectual Property Rights.
“Intellectual Property Rights” means all past, present and future intellectual property rights of any nature, which may exist or be created under the laws of any jurisdiction in the world, including the following: (a) rights associated with works of authorship, including exclusive exploitation rights, Copyrights, Moral Rights and Mask Work Rights; (b) trade secret rights; (c) Patents; (d) other intellectual property and proprietary rights in Technology of every kind and nature; and (e) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (d).
“Interim Relief” has the meaning set forth in Section 12.6(f).
“Key Markets” has the meaning set forth in Section 2.4(a).
“Apollo’s Knowledge” or similar terms means the knowledge of any of the individuals identified in Schedule 1.1(c); provided, however, that each such individual shall be deemed to have “knowledge” of a fact or matter if such individual would reasonably be expected to discover or become aware of that fact or matter in the course of carrying out a due inquiry with respect to those individuals having responsibility at Apollo China or Apollo India for such fact or matter.
“Legal Proceeding” means any Action commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Liability” means any direct or indirect Indebtedness, liability, Tax, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).
“License” has the meaning set forth in Section 2.1(d).
“Licensed IP” means, collectively, the Licensed Patents and the Licensed Non-Patent IP.

“Licensed Non-Patent IP” means any and all masks, schematics, layouts, Mask Works, tools, programs, instructions, know-how, information, data, documentation, and other Intellectual Property of any kind that is (a) owned or purported to be owned by, or licensable by, any of the Apollo Entities (or any of their Affiliates), that (i) is embodied in any Designated Product; or (ii) is used at any time by or for any of the Apollo Entities (or any of their Affiliates) to (w) develop, test, manufacture, make, have made, support, maintain, or improve any Designated Product; or (x) use, operate, commercialize, or otherwise exploit any Designated Product; or (y) distribute, market, import, sell, offer for sale, lease, or otherwise dispose of any Designated Product; or (z) integrate any Designated Product into, or operate any Designated Product with, any other product or technology; or (b) is licensed to any of the Apollo Entities under the Contracts set forth in Schedule 1.1(f).
“Licensed Patent” means any current or future Patent owned or purported to be owned by, or licensable by, any of the Apollo Entities (or any of their Affiliates) that (a) claims any invention that is embodied in any Designated Product; or (b) used or practiced at any time by or for any of the Apollo Entities (or any of their Affiliates), to (i) develop, test, manufacture, make, have made, support, maintain, or improve any Designated Product; or (ii) use, operate, commercialize, or otherwise exploit any Designated Product; or (iii) distribute, market, import, sell, offer for sale, lease, or otherwise dispose of any Designated Product; or (iv) integrate any Designated Product into, or operate any Designated Product with, any other product or technology.
“Limited Excluded Apollo-Restricted Customer” has the meaning set forth in Section 2.3(b)(ii).
“Limited Exclusion Product” has the meaning set forth in Section 2.3(b)(ii).
“Limited Exclusion Transaction” has the meaning set forth in Section 2.3(b)(ii).
“Limited Exclusion Transaction Net Revenue” has the meaning set forth in the Earnout Schedule.
“Mask Work” means the three-dimensional disposition, however expressed, of the elements, at least one of which is an active element, and of some or all of the interconnections of an integrated circuit, or such a three-dimensional disposition prepared for an integrated circuit intended for manufacture. For the avoidance of doubt, “Mask Work” includes all Integrated Circuit Layout Designs as defined under the laws and regulations of the People’s Republic of China.
“Mask Work Registrations” has the meaning set forth in Section 2.4(a)(ii).
“Mask Work Rights” means all rights corresponding to Mask Works throughout the world and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.
“Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (each, an “Effect”) that (a) is or reasonably likely to be materially adverse to the Specified Assets or Licensed IP or (b) has or is reasonably likely to have a material adverse effect on the ability of any of the Apollo Entities to consummate the Transactions or perform the obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any Effect resulting from (i) changes in general United States or global economic conditions; (ii) general changes or developments in the industry in which the Apollo Entities conducts the Apollo Business; (iii) changes in any Applicable Laws (or the interpretation thereof) or GAAP (or the interpretation thereof); or (iv) acts of war, sabotage, terrorism, or military action or the escalation thereof, unless and only to the extent, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv) such Effect has a materially disproportionate effect on the Apollo Entities as a whole relative to other participants in the industry in which the Apollo Entities conducts the Apollo Business.
“Material Contract” has the meaning set forth in Section 5.11(b).
“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to decide whether to make a work available to the public, the right to alter or authorize others to alter one’s work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous and the right against false attribution of the work, whether existing under judicial or statutory law of any country or jurisdiction worldwide and regardless of whether such right is called or generally referred to as a “moral right.”
“Net Revenue” has the meaning set forth in the Earnout Schedule.
“Non-Litigating Party” has the meaning set forth in Section 2.4(c)(ii)(3).
“Offered Employee” has the meaning set forth in Section 8.2(c).
“Officer’s Certificate” has the meaning set forth in Section 11.6(a).
“Open License Terms” means terms applicable to a Work or other Technology which require, as a condition of use, reproduction, modification and/or distribution of the Work or other Technology (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or other Technology or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or other Technology or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under the applicable user’s, reproducer’s, modifier’s or distributor’s own Intellectual Property (including Patents) regarding the Work or other Technology alone, any Related Software alone or the Work or other Technology or Related Software in combination with other hardware or software; (d) the imposing of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Patent through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or other Technology or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License, (xiii) the Server Side Public License (SSPL), or (xiv) any licenses that are defined as Open Source Initiative (OSI) licenses as listed on the site www.opensource.org.
“Order” means any judgment, writ, decree, stipulation, determination, decision, award, ruling, injunction, temporary restraining order, or other order of a Governmental Entity of competent jurisdiction.
“Organizational Documents” means, with respect to an entity, the certificate of incorporation, by-laws, articles of incorporation or organization, articles of association, operating agreement, certificate of formation or similar governing documents of such entity.
“Outside Date” has the meaning set forth in the Consideration and Delivery Schedule.
“Partial Acceptance Notice” has the meaning set forth in Section 4.2(d).
“Parties” has the meaning set forth in the introductory paragraph.
“Patents” means any patent, industrial design right, or any similar rights in inventions worldwide, including any applications, additions, provisionals, continuations, divisionals, continuations-in-part, substitutes, reissues, reexaminations, renewals, or extensions.
“Permit” means any federal, state, county, local or foreign governmental consent, license, permit, approval, grant, franchise, qualification, right, variance, permissive use, accreditation, certificate, certificate of occupancy, certification, interim license, establishment registration, product listing, easement, identification and registration number, agreement, waiver or other authorization of any applicable nature of Governmental Entity.
“Permitted Encumbrances” means, with respect to the Specified Assets, (a) any lien of current Taxes not yet due and payable, or which are being contested in good faith and for which adequate reserves have been established on the face of the Apollo Financial Statements in accordance with GAAP;

(b) statutory liens of landlord, liens of carriers, warehousepersons and mechanics, and purchase money liens that in each case are (i) immaterial and (ii) incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith; (c) liens incurred or deposits made to secure the performance of real property leases, government Contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.
“Personal Information” means any information that is considered “personal information,” “personal data” or similar term as defined by applicable Privacy Laws.
“Pre-Closing Period” has the meaning set forth in Section 7.1(a).
“Presiding Arbitrator” has the meaning set forth in Section 12.6(b).
“Pre-Transaction Restructuring” means a series of transactions by and among the Apollo Entities and their Affiliates, each of which will be effected prior to the Closing (to the extent not effected prior to the Execution Date), including pursuant to (a) that certain Exclusive License Agreement, by and between Apollo India and Apollo China, (b) that certain Amendment to 2022 Technology Development Contract, by and among Apollo India, Apollo China and Apollo HK, (c) that certain Supplement Letter to April 2019 Master Services Agreement, by and between Apollo India and Apollo HK, (d) that certain Supplement Letter to December 2019 Master Services Agreement, by and between Apollo India and Apollo China, (e) that certain Termination of Technology License and Services agreement, by and between Apollo India and Apollo HK, and (f) that certain 绍兴-宁波专利许可协议(Patent License Agreement), by and between Apollo China and Apollo Shaoxing, (g) that certain Supplement Letter to Services Agreement with SightTech Corp., each in form and substance reasonably acceptable to Saturn.
“Privacy Laws” means the PRC Personal Information Protection Law and any Applicable Laws governing the privacy and security of Personal Information, or collection, use, or disclosure of Personal Information.
“Prohibited Party” has the meaning set forth in Section 8.1(b)(iv).
“Proposed Additional Markets” has the meaning set forth in Section 2.4(a).
“Public Software” means (a) any Work or other Technology that is licensed under or is otherwise subject to Open License Terms, (b) Software distributed under less restrictive free or open-source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and (c) any software that is a public domain dedication.
“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.
“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.
“Regulatory Event” has the meaning set forth in Section 8.2(c).
“Rejection Notice” has the meaning set forth in Section 4.2(b).
“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part) or is distributed with such Work.
“Remotely Transferred Assets” has the meaning set forth in Section 7.12.
“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Contract Consents” has the meaning set forth in Section 5.11(d).
“Requisite Stockholder Approval” has the meaning set forth in Section 5.2(a).
“Reserved Rights” has the meaning set forth in Section 2.2.
“Resolution Extension” has the meaning set forth in Section 4.2(d).
“Resolution Period” has the meaning set forth in Section 4.2(b).
“Restricted Benefits” has the meaning set forth in Section 5.21(a)(v).
“Restricted Country” has the meaning set forth in Section 5.20(a).
“Restricted Party” has the meaning set forth in Section 5.20(a).
“Restricted Period” means the time period that (a) begins on the Closing Date; and (b) ends five (5) years thereafter.
“Retained Liabilities” has the meaning set forth in Section 3.3.
“Review Period” has the meaning set forth in Section 4.2(b).
“ROW Territory” means all territories worldwide other than the Apollo Territory.
“Rules” has the meaning set forth in Section 12.6(a).
“Saturn” has the meaning set forth in the introductory paragraph.
“Saturn Closing Certificate” has the meaning set forth in Section 9.2(c).
“Saturn Confidential Information” means any and all technical and non-technical information (a) that is disclosed by or on behalf of Saturn or any of its Affiliates to any of the Apollo Entities or any of their Affiliates on or after the Closing Date in connection with this Agreement or any of the Ancillary Agreements and that such Apollo Entities or such Affiliates of the Apollo Entities knew, or reasonably should have known, was the confidential or proprietary information of Saturn or its Affiliates or that is labeled at the time of such disclosure as “Confidential” or bearing a similar legend, (b) that is deemed to be Saturn Confidential Information under the terms of Section 5 of the Support Services Agreement. Notwithstanding the foregoing, Saturn Confidential Information includes all of Saturn’s and its Affiliates’ trade secrets and any of Saturn’s and its Affiliates’ other information and materials, whether or not stored in any medium, as well as Saturn’s and its Affiliates’ business information, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including source code thereto), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and Contracts, and other know-how.
“Saturn Enforcement Claim” has the meaning set forth in Section 2.4(c)(ii)(1).
“Saturn-Indemnified Person” has the meaning set forth in Section 11.1.
“Saturn-Made Product” means any product, the design for which is owned by Saturn (or any Affiliate of Saturn), that is both (a) made by or for Saturn (or an Affiliate of Saturn) and (b) sold by Saturn (or any Affiliate of Saturn) as a single product.
“Saturn Proposal” has the meaning set forth in Section 8.1(a).
“Saturn-Restricted Customer” means any third-party Person where the group headquarter of the design win customer is located in the Apollo Territory.

“Saturn-Restricted Product” shall mean any (a) Designated Product, or (b) Saturn-Made Product in the timing segment that is a Combination Product, but excluding, for clarity, Cascade 1.
“Saturn-Restricted Transaction” means any Contract pursuant to which Saturn or any of its Affiliates sells a Saturn-Restricted Product to a Saturn-Restricted Customer, in each case, whether as a standalone timing device component or subcomponent or for incorporation into a higher-level product or system of such Saturn-Restricted Customer.
“Securities Act” means the Securities Act of 1933, as amended.
“Short-Form License Agreement” has the meaning set forth in Section 2.5.
“SIAC” has the meaning set forth in Section 12.6(a).
“Specified Assets” means all documentation (design, digital and otherwise), schematics, layouts, tool lists, testbenches (analog and otherwise), register transfer level and verification materials, in-house tools, validation materials, characterization materials, and all other information, documentation, and materials, which any of the Apollo Entities (or any of their Affiliates) has used for, or which may otherwise be reasonably necessary or beneficial for the conduct of the Apollo Business or the design, development, testing, manufacture, packaging, making, having made, support, maintenance, use, improvement, operation, distribution, commercialization, marketing, importing, selling, offering for sale, leasing, or other exploitation of the Designated Products, including those set forth in the Consideration and Delivery Schedule.
“Specified Contracts” means the Contracts set forth in Schedule 1.1(d).
“Specified Data” has the meaning set forth in Section 5.9(b).
“Specified Representations” means the representations set forth in Section 5.7 (Intellectual Property) and Section 5.13 (Title to Property; Assets).
“Steering Committee” has the meaning set forth in Section 2.8.
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.
“Subject Products” has the meaning set forth in the Earnout Schedule.
“Subsidiary” means any entity in which another party directly or indirectly owns, beneficially or of record, at least fifty percent (50%) of the outstanding equity or financial interests of such Person.
“Support Services Agreement” means that certain Support Services Agreement, by and among Saturn and the Apollo Service Entities, substantially in the form attached hereto as Exhibit A.
“Tax” and “Taxes” mean (a) any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, stamp, transfer, custom duty, franchise, withholding, payroll, recapture, employment, excise, environmental and property taxes, escheat or unclaimed property obligations, social security charges (including health, unemployment, workers’ compensation and pension insurance), and other taxes, governmental fees, governmental assessments or governmental charges of any kind whatsoever and denominated by any name whatsoever, together with all interest, penalties and additions imposed with respect to such amounts (including on account of failure to comply with any requirement imposed with respect to any Tax Returns), (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clause (a) or clause (b) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Representations” means the representations set forth in Section 5.15 (Taxes).

“Tax Returns” means any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, Withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.
“Technology” means all forms of technology, including (a) all (i) Works; (ii) inventions (whether or not patentable), discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know-how; (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, and (vi) devices, hardware, servers, prototypes, designs, materials, tools, specifications and schematics; and (b) all tangible items constituting, disclosing, embodying or from which any Intellectual Property Rights were derived, including all versions thereof.
“Threshold” has the meaning set forth in Section 11.4(b).
“Total Consideration” has the meaning set forth in Section 4.1.
“Trade Control” has the meaning set forth in Section 7.16(a).
“Trade Secrets” means, in relation to Specified Assets or Licensed IP, all proprietary, confidential and/or non-public information, however documented, including trade secrets within the meaning of Applicable Law.
“Transactions” has the meaning set forth in the recitals.
“Transfer Taxes” has the meanings set forth in Section 7.8(c).
“Triggering Event” has the meaning set forth in Section 8.2(f)(iv).
“Triggering Event Payment” has the meaning set forth in Section 8.2(f)(v).
“Viruses” has the meaning set forth in Section 5.7(j).
“WIP Assets” has the meaning set forth in Section 8.2(f)(vi).
“Withholding Taxes” means any Taxes required to be withheld in connection with any payment made by Saturn or its Affiliates pursuant to this Agreement or any Ancillary Agreements, including with respect to the payment of the Total Consideration (or any portion thereof) or the Earnout Payments (or any portion thereof).
“Work” means any work of authorship, including software, firmware, and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation.
2.    License of Intellectual Property
2.1    Exclusive Licenses to Saturn
(a)    Licensed Patents
Effective as of the Closing Date, the Apollo Entities hereby grant to Saturn an exclusive (subject to the Apollo Entities’ express reservation of rights set forth in Section 2.2(a)(i)), worldwide, irrevocable, perpetual, and transferable license (with the right to sublicense through multiple tiers), under all of the Licensed Patents, to use, make, have made, sell and offer for sale (whether directly or indirectly), import, and otherwise exploit, commercialize, and dispose of any product or services.
(b)    Licensed Non-Patent IP
Effective as of the Closing Date, the Apollo Entities hereby grant to Saturn an exclusive (subject to the Apollo Entities’ express reservation of rights set forth in Section 2.2(a)(ii)), worldwide, irrevocable, perpetual, and transferable license (with the right to sublicense through multiple tiers), under all

Intellectual Property Rights of the Apollo Entities (or any of their Affiliates) in the Licensed Non-Patent IP, to use, reproduce, distribute through multiple tiers, modify, create derivative works of, perform, display, and otherwise exploit the Licensed Non-Patent IP, in whole or in part, whether modified or unmodified, for any purpose.
(c)    Sublicense Rights
Saturn may, and covenants that it shall only, sublicense any or all of its rights granted in Section 2.1(a) and Section 2.1(b) above as set forth below:
(i)    to any Affiliate of Saturn;
(ii)    to any service provider of Saturn or its Affiliates (including contract manufacturers and contractors providing design, assembly, testing, or similar services) solely as necessary to provide services to and for the benefit of Saturn and/or its Affiliates;
(iii)    to any authorized distributor or reseller of Saturn or its Affiliates, solely as necessary to distribute or resell, respectively, any of Saturn’s or its Affiliates’ products or services or any Designated Product;
(iv)    to any direct or indirect customer of Saturn or its Affiliates, solely as necessary to use any of Saturn’s or its Affiliates’ products or services or any Designated Product directly or indirectly sold to such customer; and/or
(v)    to any third party that has brought a claim of infringement against Saturn or its Affiliates, solely as part of a cross-license arrangement in settlement of such claim; provided, however, Saturn must obtain the prior written consent of the Apollo Entities (which consent shall not unreasonably withhold, it being understood that it shall not be deemed unreasonable to withhold consent to such a cross-licensing arrangement (i) on the grounds that such cross-license would adversely affect the Apollo Entities’ business in the Apollo Territory, or (ii) for any of the reasons described in Section 2.4(c)(ii)(4)).
(d)    Restrictions on Licenses
Saturn’s exercise of the license rights granted above in Section 2.1(a), Section 2.1(b), and Section 2.1(c) (collectively, the “License”) is subject to and limited by the restrictions expressly set forth in Section 2.3.
(e)    Ownership
. Subject to the exclusive licenses granted to Saturn under this Agreement, the Apollo Entities shall retain all of their legal title to and ownership of (i) the Licensed Patents; and (ii) all Intellectual Property Rights in the Licensed Non-Patent IP. The licenses granted to Saturn under this Agreement will run with the Licensed Patents and the Intellectual Property Rights in the Licensed Non-Patent IP.
2.2    Reservation of Rights by the Apollo Entities
Notwithstanding the exclusive character of the licenses granted to Saturn in Section 2.1, any of the Apollo Entities may itself, which shall mean to include Apollo Successors, continue to exercise the rights expressly set forth in this Section 2.2 (subject to the restrictions expressly set forth in Section 2.3) (the “Reserved Rights”).
(a)    Rights Reserved.
(i)    Reserved Rights in the Licensed Patents
Notwithstanding the exclusive character of the licenses granted to Saturn in Section 2.1(a), any of the Apollo Entities reserves a worldwide, irrevocable, perpetual right under all of the Licensed Patents (with the right to grant licenses of such reserved rights to third parties, through multiple tiers, solely to the extent expressly set forth in Section 2.2(b)), to use, make, have made, sell and offer for sale (whether directly or indirectly), and import or otherwise exploit, commercialize, or otherwise dispose of any product or services incorporating or utilizing the Licensed Patents, in whole or in part, whether modified or unmodified for any purpose.
(ii)    Reserved Rights in the Non-Patent IP
Notwithstanding the exclusive character of the licenses granted to Saturn in Section 2.1(b), any of the Apollo Entities reserves a worldwide, irrevocable, perpetual right under all of the Intellectual Property Rights of the Apollo Entities in the Licensed Non-Patent IP (with the right to grant licenses of such reserved rights to third parties, through multiple tiers, solely to the extent set forth in with Section 2.2(b)), to use, reproduce, distribute, modify, create derivative works of, perform, display, and otherwise exploit any product or services incorporating or utilizing the Licensed Non-Patent IP, in whole or in part, for any purpose.
(b)    Exercise of Reserved Rights by Others
. The Apollo Entities may grant licenses to any or all of their rights reserved in Section 2.2(a) above solely:
(i)    to any Affiliate of any of the Apollo Entities;
(ii)    to any service provider of any of the Apollo Entities (including contract manufacturers and contractors providing design, assembly, testing, or similar services) solely as necessary to provide services to and for the benefit of any of the Apollo Entities and/or any of their Affiliates;
(iii)    to any authorized distributor or reseller of any of the Apollo Entities, solely as necessary to distribute or resell, respectively, any Apollo-Made Product;
(iv)    to any direct or indirect customer of any of the Apollo Entities, solely as necessary to use any Apollo-Made Product directly or indirectly sold to such customer; and/or
(v)    to any third party that has brought a claim of infringement against any of the Apollo Entities, solely as part of a cross-license arrangement in settlement of such claim; provided, however, such Apollo Entities must obtain the prior written consent of Saturn (which Saturn shall not unreasonably withhold, it being understood that it shall not be unreasonable to withhold consent to such a cross-licensing arrangement (i) on the grounds that such cross-license would adversely affect Saturn’s or its Affiliates’ business in the ROW Territory or (ii) for any of the reasons described in Section 2.4(c)(ii)(4)).
(c)    Clarification
Except to the extent expressly set forth in this Section 2.2, nothing shall operate to limit, restrict, or reduce the scope of the exclusive license rights granted to Saturn in Section 2.1. For the avoidance of doubt, this Section 2.2 is only intended to create an exclusivity exception necessary to permit any of the Apollo Entities to continue using the Licensed IP within the scope set forth in Section 2.2(a), not to exclude Saturn’s own use of the Licensed IP. Consequently, nothing in this Section 2.2 will be interpreted to restrict Saturn from fully exercising rights in the Licensed IP that are the same as or similar to the Reserved Rights (subject to Saturn’s compliance with its express obligations under Section 2.3). For the avoidance of doubt, the Parties agree that Saturn is not granting any of the Apollo Entities any license to any Intellectual Property Rights under this Agreement and nothing herein creates any obligation for Saturn to grant any such license to any of the Apollo Entities.
(d)    Restrictions on Reserved Rights
The Apollo Entities’ exercise of the Reserved Rights is subject to, and limited by, the restrictions expressly set forth in Section 2.3.
2.3    Restrictive Covenants

(a)    Saturn-Restricted Transactions
During the Restricted Period, Saturn shall not enter into any Saturn-Restricted Transaction.
(b)    Apollo-Restricted Transactions
(i)    Generally. During the Restricted Period, the Apollo Entities and their Affiliates shall not enter into any Apollo-Restricted Transaction.
(ii)    Limited Exclusions. Notwithstanding anything to the contrary in Section 2.3(b)(i), the Parties agree that an Apollo Entity shall be permitted an exception to solicit and negotiate with certain prospective Apollo-Restricted Customers that have been approved by Saturn in writing in advance (each such approved customer, a “Limited Excluded Apollo-Restricted Customer”) solely with respect to sale and distribution of the following Designated Products: [*****] as described in Schedule 1.1(b) for die sale opportunities to the extent relating to [*****], respectively, (the “Limited Exclusion Product”), provided, that, each such die sale opportunity, the applicable Apollo Entity has provided Saturn with a notification regarding that Apollo Entity’s intention to pursue such die sale(each such opportunity, a “Limited Exclusion Transaction”) and subject to the following terms and conditions:
(1)    Prior to commencement of any negotiation with respect to any Limited Exclusion Transaction, the applicable Apollo Entity shall submit a notification to Saturn in writing regarding the opportunity that includes the identity of the proposed Limited Excluded Apollo-Restricted Customer.
(2)    Upon execution of the Limited Exclusion Transaction documentation, the applicable Apollo Entity shall provide Saturn with a copy of the Apollo Entities’ Contract with respect to such Limited Exclusion Transaction.
(3)    During the Restricted Period, the Apollo Entities shall use commercially reasonable efforts to collect and retain all revenues resulting from sale of Limited Exclusion Product and promptly distribute Limited Exclusion Transaction Net Revenues to Saturn, subject to applicable withholding taxes. The Apollo Entities shall cooperate with Saturn to structure payment of Limited Exclusion Transaction Net Revenues to Saturn in the most Tax efficient manner.
(4)    During the Restricted Period, the Apollo Entities shall provide Saturn with a report, within fifteen (15) days following the end of each calendar quarter, that describes in reasonable detail the calculation of the Limited Exclusion Transaction Net Revenues and shall promptly provide any such additional support documentations relating thereto upon Saturn’s reasonable request. During the Restricted Period, the Apollo Entities shall pay the Limited Exclusion Transaction Net Revenues, in any calendar quarter, no later than sixty (60) days from the end of such calendar quarter.
(5)    Saturn shall have the right, subject to Applicable Laws and this Section 2.3(b)(ii)(5), to conduct an audit of the Apollo Entities’ (and their Affiliates’) books and records to the extent necessary to understand and verify the Apollo Entities’ calculation of the Limited Exclusion Transaction Net Revenues with respect to each calendar quarter. Such audit shall be subject to the following conditions: (1) Saturn will provide the Apollo Entities with at least thirty (30) days’ prior written notice before conducting an audit, (2) audits will be conducted during the applicable Apollo Entities’ regular business hours and at the location where such books of account are maintained by the applicable Apollo Entities, (3) audits will be conducted by an independent accounting firm mutually acceptable to the Parties, and (4) audits shall not occur more than once in any calendar year. The Apollo Entities and their Affiliates will grant the independent third-party auditor appointed by Saturn reasonable access to its records and facilities for such purpose, and Saturn and such auditor will comply with the reasonable security procedures established by the Apollo Entities. All such records shall be treated as confidential information of the applicable Apollo Entity or its Affiliate. In the event such audit reveals that the amount of the payments made to Saturn is less than the amount of payments owed to Saturn, the Apollo Entities shall be obligated to promptly deliver to Saturn an amount in cash payment equal to such shortfall. The costs of any such audit shall be borne by Saturn; provided, however, that in the event that such audit reveals that the amount owed to Saturn exceeds the amount paid to Saturn by fifty percent (50%) or more in respect of any calendar quarter audited, such costs shall be borne by the Apollo Entities.
(c)    No Circumvention

Saturn shall not enter into any transaction the primary purpose of which is to indirectly circumvent or evade the restrictions set forth in Section 2.3(a) in bad faith, such as by causing a shell company to enter into a Saturn-Restricted Transaction on Saturn’s behalf. None of the Apollo Entities shall enter into any transaction the purpose of which is to indirectly circumvent or evade the restrictions set forth in Section 2.3(b) in bad faith, such as by causing a shell company to enter into an Apollo-Restricted Transaction on behalf of any of the Apollo Entities.
2.4    Prosecution and Enforcement of the Licensed IP
(a)    Prosecution
The Apollo Entities will be responsible for the filing, prosecution, and maintenance of the Licensed IP (including Mask Work Rights) in key markets of U.S.A and China (“Key Markets”), including all fees and costs relating thereto. Either Party shall have the opportunity to propose inclusion of additional territories upon written notice to the other Party (each, a “Proposed Additional Market”), and such other Party will approve or reject the inclusion of such Proposed Additional Market in writing within twenty (20) days of such request (any such approved Proposed Additional Market is hereafter referred to as an “Additional Key Market”). Any request not approved within such twenty (20)-day period will be deemed to be rejected. The Apollo Entities will be responsible for the filing, prosecution and maintenance of the Licensed IP in the Additional Key Markets, provided, however, all out-of-pocket costs and expenses incurred by the Apollo Entities in relation to the Licensed IP in such Additional Key Markets shall be shared equally between the Apollo Entities, on the one hand, and Saturn, on the other hand. Where the Parties are unable to agree on a Party’s request to have a Proposed Additional Market be considered as an Additional Key Market, the proposing Party shall have the right to file, prosecute, and maintain the Licensed IP at its own cost and expense, in that Proposed Additional Market.
(i)    Without limiting the foregoing, in the Key Markets and Additional Key Markets, the Apollo Entities will diligently prosecute the Licensed Patents and will not abandon or fail to maintain any Licensed Patent before consulting with Saturn and offering to assign such Licensed Patent to Saturn as provided below. The Apollo Entities will notify Saturn periodically of the status of each pending application included in the Licensed Patents, including any office actions, any notices of allowance, and any required filings or payments concerning the Licensed Patents. Saturn will have the opportunity to comment on any response to office actions or amendments to claims prior to their filing. Saturn will have the right to inspect the records kept by any of the Apollo Entities and their patent counsel pertaining to the Licensed Patents.
(ii)    Without limiting the foregoing, the Apollo Entities will timely and diligently prepare, file for, prosecute and maintain registrations for the Mask Works included in the Licensed IP (“Mask Work Registrations”) with the Registration Office in Key Markets or Additional Key Markets as applicable and will not abandon or fail to maintain any Mask Work Registrations before consulting with Saturn and offering to assign such Mask Work Registrations to Saturn as provided below. The Apollo Entities will consult with Saturn prior to any filing of deposit material in connection with any application for a Mask Work Registration to enable to Saturn to determine if any materials normally required to be deposited contain information that is subject to Trade Secret protection, and, if Saturn determines in its reasonable discretion that such Trade Secret materials would normally be required to be deposited, the Apollo Entities will withhold, and take all steps reasonably requested by Saturn to work with the Registration Office to enable the withholding of, such trade secret material from deposit or disclosure to the Registration Office. The Apollo Entities will notify Saturn periodically of the status of all Mask Work Registrations, including any refusals to register, office actions, notices of allowance, or similar notices or proceedings, and any required filings or payments concerning the Mask Work Registration. Saturn shall have the opportunity to comment on any requests to reconsider refusals to register, responses or amendments prior to their filing. Saturn will have the right to inspect the records kept by any of the Apollo Entities and their counsel pertaining to the Mask Work Registrations.
(iii)    Saturn will cooperate with the Apollo Entities’ reasonable direction on prosecution and maintenance decisions for Licensed IP in the Apollo Territory, and the Apollo Entities will cooperate with Saturn’s reasonable direction on prosecution and maintenance decisions for Licensed IP in the ROW Territory. Any differences of opinion between the Apollo Entities, on the one hand, and Saturn, on the other hand, with respect to any prosecution matters will be discussed and resolved to their mutual satisfaction. If the Apollo Entities elect to abandon, or not to file foreign counterparts of, any application included in the Licensed Patents and Mask Work Registrations in the Key Markets or Additional Key Markets, in that instance, the Apollo Entities will assign to Saturn, at Saturn’s request and for no additional consideration, all of the Apollo Entities’ rights in such application, or the right to file foreign counterparts of such application, and thereafter Saturn will have the right to continue prosecution, or file foreign counterparts, of such application for Saturn’s sole benefit and at Saturn’s sole expense.
(iv)    If any of the Apollo Entities otherwise fails to fulfill any of its obligations under this Section 2.4 with respect to filing for, prosecuting, and maintaining any applications or registrations for the Licensed IP, then without limiting any of Saturn’s other rights or remedies hereunder, Saturn will have the right to file for, prosecute and maintain such Licensed IP.
(b)    Further Assurances. In the event that Saturn has the right to file, prosecute, maintain, enforce or defend any Licensed IP under this Section 2.4, the Apollo Entities will cooperate with Saturn, including by executing and/or stamping and delivering to Saturn, at Saturn’s request, all instruments and documents, including powers of attorney, needed to file for, prosecute, renew and maintain any applications or registrations for such Licensed IP and providing any other assistance requested by Saturn. To the extent Saturn is unable for any reason to secure any signature and/or stamp of any of the Apollo Entities on any document needed in connection with the foregoing, the Apollo Entities hereby irrevocably designate and appoint Saturn as such Apollo Entities’ agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on such Apollo Entities’ behalf to execute, verify, and file such document and to do all other lawfully permitted acts to file for, prosecute, maintain, enforce and defend such Licensed IP with the same legal force and effect as if executed or done by such Apollo Entities.
(c)    Enforcement.
(i)    Notice and Cooperation for Third-Party Infringers
Each Party will promptly notify the other Party if it becomes aware of any known or suspected infringement of any Licensed IP. Such notice will include the identity of the party or parties known or suspected to have infringed the Licensed IP and any available information that is relevant to such infringement.
(ii)    Enforcement
. Each Party shall have the first right to defend or enforce the Licensed IP, within its Designated Territories, at its own expense. Solely for the purposes of enforcement of Licensed IP pursuant to this Section 2.4(c)(ii), the “Designated Territories” of the Apollo Entities shall be Apollo Territory, and that of Saturn shall be ROW Territory.
(1)    Saturn shall, in the first instance, at Saturn’s cost and expense, be solely responsible to enforce and defend the Licensed IP in ROW Territory. If Saturn asserts or files any claim (including counterclaims), suit, or action against any third-party infringer anywhere in the ROW Territory (a “Saturn Enforcement Claim”), Saturn may do so in its own name or may elect to join the applicable Apollo Entities, in Saturn’s sole discretion. Each of the Apollo Entities will cooperate with Saturn, at Saturn’s request, in enforcing or defending such Saturn Enforcement Claim, including by joining as a party to such suit or action (or not objecting to any joinder initiated by Saturn, if applicable) and testifying. Saturn will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by any of the Apollo Entities in connection with any Saturn Enforcement Claim. Saturn will be entitled to all Damages awarded as a result of or agreed to in a monetary settlement of any Saturn Enforcement Claim, unless otherwise agreed by the Parties in writing in connection with a cross-license that requires the Apollo Entities’ consent pursuant to Section 2.1(c).
(2)    The Apollo Entities shall, in the first instance, at the Apollo Entities’ cost and expense, be responsible to enforce and defend the Licensed IP in Apollo Territory. If any of the Apollo Entities asserts or files any claim (including counterclaims), suit, or action against any third-party infringer anywhere in the Apollo Territory (“Apollo Enforcement Claim”), such Apollo Entities will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by such Apollo Entities in connection with any Apollo Enforcement Claim. The Apollo Entities will be entitled to all Damages awarded as a result of or agreed to in a monetary settlement of any Apollo Enforcement Claim, unless otherwise agreed by the Parties in writing in connection with a cross-license that requires Saturn’s consent pursuant to Section 2.1(c).
(3)    If either Party having the first right to defend or enforce the Licensed IP in a territory under this Agreement decides not to enforce or defend the Licensed IP (“Non-Litigating Party”), such Party shall promptly notify the other Party in writing (but in any event, within twenty (20) days of such Party first becoming aware of the known or suspected infringement or cause for defense of the Licensed IP) and the other Party shall be entitled (a) to pursue such enforcement or defense at its own cost and expense upon providing the Non-Litigating Party with a written notification thereof, and (b) all Damages awarded or settlement amounts resulting from such enforcement action or defense (except to the extent otherwise agreed by the Parties in writing in connection with a cross-license that requires the Non-Litigating Party’s consent pursuant to Section 2.1(c)). If Saturn is the Party electing to pursue such enforcement or defense, Saturn may do so in its own name or may elect to join any of the Apollo Entities, in Saturn’s sole discretion. Each of the Apollo Entities will cooperate with Saturn, at Saturn’s request, in enforcing or defending such suit or action, including joining as a party to such suit or action (or not objecting to any joinder initiated by Saturn, if applicable) and testifying. Saturn will be responsible for all reasonable out-of-pocket costs, expenses, and legal fees incurred by the Apollo Entities in connection with such cooperation.
(4)    Neither Party will enter into a settlement that relates to the Licensed IP without obtaining the other Party’s prior written consent, such consent not to be unreasonably withheld. The Parties acknowledge that reasons for a Party reasonably withholding its consent include: (i) the settlement requires such Party to admit fault; (ii) the settlement requires such Party to pay fees or imposes any obligations on such Party; (iii) the settlement would result in such Party violating or not complying with Applicable Laws or regulations; (iv) the settlement would grant a license to a Person that acquires Patents or Patent rights but does not meaningfully practice the patented inventions; (v) the settlement includes a sublicense of such Party’s exclusive rights to the Licensed IP during the Restricted Period, but such Party does not receive a reasonable share of the recovery under the settlement; (vi) the settlement would result in any of the Specified Assets or Licensed IP entering into the public domain or otherwise being made publicly available or licensable under “open source” or similar license terms; (vii) the settlement grants a license to a standards setting organization; (viii) the settlement requires the delivery of non-public portions of the Specified Assets without corresponding confidentiality obligations; (ix) the settlement requires that such Party deliver any of its Technology to any Person; (x) the settlement is entered into with a competitor of such Party; (xi) the settlement is likely to result in reputational harm to such Party; (xii) the settlement includes a sublicenses that exceeds the scope of rights granted to or reserved by the settling Party, or would otherwise result in either Party violating its obligations under this Agreement or the Support Services Agreement; or (xiii) the settlement could impact the scope, validity or enforceability of the Licensed Patents or is entered into under terms that are likely to constitute patent misuse.
2.5    Recordation
To the extent Saturn elects to record its license to the any of the Licensed IP and the applicable Registration Office permits filing a short-form license agreement, each of the Apollo Entities agrees to execute and deliver to Saturn a mutually agreeable short form license agreement (the “Short-Form License Agreement”). If any provision of the Short-Form License Agreement conflicts with any provision of this Agreement, the provision of this Agreement will control. Each of the Apollo Entities hereby authorizes Saturn to record this Agreement or any Short-Form License Agreement with the U.S. Patent and Trademark Office or any other governmental agency or Registration Office in any jurisdiction in the world. Each of the Apollo Entities agrees to assist and cooperate with Saturn in effectuating such recordation.
2.6    Financial Security
If, at any time, any of the Apollo Entities fails to make any material payments to, or is in a material breach or default under a Contract with, any of its creditors as a result of such Apollo Entity’s financial conditions, the Apollo Entities shall promptly notify Saturn in writing of such an event in reasonable detail; provided, that, such notification requirement shall survive only until the consummation of a public offering of the securities of Apollo China on a regulated securities exchange.
2.7    Release and Covenant Not to Assert
As a material inducement to Saturn to enter into this Agreement, effective as of the Closing, each of the Apollo Entities, on behalf of themselves, their Affiliates, and their respective trustees, trusts, beneficiaries, heirs, executors, administrators, predecessors, successors, past, present and future assigns, personal and legal Representatives, hereby irrevocably and unconditionally: (a) covenants not to sue and fully release and forever discharges Saturn and each of its Affiliates, and their respective directors, officers, employees, members, managers, securityholders, agents, sublicensees, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all claims, demands, suits, Actions, judgments, causes of action, arbitrations, Orders, obligations, and Damages of any kind and of any nature whatsoever, in law, equity or otherwise, whether now known or unknown, of or relating to any past, present, or future misappropriation or infringement of the Licensed IP, and (b) covenants not to assert the Licensed IP against Saturn or any other Released Person. It is the intention of each of the Apollo Entities that such release be effective as a bar to each and every demand and claim hereinabove specified and in furtherance of such intention, each of the Apollo Entities, on behalf of themselves and their Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of Applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and claims arising after, contemporaneously with or prior to the Closing. The covenant not to assert, sue, or release, as detailed in the foregoing, does not extend to or include any action by any of the Apollo Entities or their Affiliates’ enforcement of this Agreement or the Ancillary Agreements.
2.8    Steering Committee
The Parties shall constitute a committee (the “Steering Committee”) comprising of not less than one (1) representative designated by each Party, but subject to the approval of the other Party (not to be unreasonably withheld, conditioned, or delayed), or such higher number of representatives as may be mutually agreed between the Parties from time to time, to meet once per calendar quarter, or on an ad hoc basis as and when necessary, for the purpose of discussing and providing resolutions on the following: (a) matters relating to whether a product is a Regular Combination Product or a High Level Combination Product and the relative value contributions of a High Level Combination Product for the purposes of determining the ASP Percentage; (b) matters relating to conflicts or overlaps regarding any monetization; (c) matters relating to Section 4.2; and (d) any other matter that either Party may consider as necessary for successful collaboration; provided, that, in no event, shall either Party be required to disclose any of its confidential information, or sensitive proprietary information in furtherance of such determinations. Any decision of the Steering Committee will be made unanimously, while acting in good faith, to resolve all matters put forth before the Steering Committee. The Parties agree that the Steering Committee shall initially be composed of two (2) representatives designated by each Party and that the initial representatives of the Steering Committee shall be (i) [*****] and [*****] for the Apollo Entities and (ii) [*****] and [*****] for Saturn, and any changes to these representatives must be mutually agreed by the Parties.
3.    Asset Sale
3.1    Specified Assets
Subject to the terms and conditions set forth in this Agreement (including Section 3.2), the Apollo Entities shall sell, assign, transfer, convey and deliver to Saturn (or at the discretion of Saturn, an Affiliate of Saturn) the Specified Assets, as set forth in, and in accordance with the Consideration and Delivery Schedule, and Saturn (or at the discretion of Saturn, an Affiliate of Saturn) shall purchase from the Apollo Entities, free and clear of any Encumbrances (except for Permitted Encumbrances), all of the Apollo Entities’ right, title and interest in, to and under all of the Specified Assets. For clarity, the Asset Sale is subject to the Apollo Entities’ reservation of rights as set forth in Section 2.2.
3.2    Excluded Assets
Notwithstanding anything to the contrary contained in this Agreement (including Section 3.1), the Parties agree that the Apollo Entities are not selling, assigning, transferring, conveying or delivering to Saturn anything other than the Specified Assets and that the Excluded Assets are explicitly excluded from the Specified Assets. All of the Assets owned or used by the Apollo Entities that are not Specified Assets shall be referred to herein as the “Excluded Assets,” which shall remain the Assets of the Apollo Entities after the Closing.
3.3    No Assumed Liabilities
Neither Saturn, nor any of its Affiliates shall, by virtue of Saturn’s purchase of the Specified Assets or the License, assume or become responsible for any Liabilities of any of the Apollo Entities or any of their Affiliates, and regardless of whether disclosed to Saturn or any of its Representatives or whether Saturn or any of its Representatives may have knowledge of the same, neither Saturn nor any of its Affiliates shall assume or be deemed to have assumed, and the Apollo Entities shall pay, perform, and discharge when due and remain exclusively liable for, any and all Liabilities of any of the Apollo Entities (collectively, the “Retained Liabilities”).
3.4    Closing
Unless this Agreement is earlier terminated pursuant to Section 10, the consummation of the Transactions as contemplated by this Agreement (the “Closing”) will take place remotely via electronic exchange of documents and signatures at 10:00 a.m. Pacific time on a date mutually agreed upon by the Parties, which shall be no later than the fifth (5th) Business Day after the satisfaction or, to the extent permitted by Applicable Law, waiver by the Party entitled to the benefit thereof of the conditions set forth in Section 9 (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or the extent permitted by Applicable Law, waiver by the Party entitled to the benefit thereof of those conditions at such time), unless another place or time is mutually agreed upon in writing by the Parties; provided that if such date would be during the ten (10) Business Days prior to the end of Saturn’s fiscal quarter, then the date of the Closing shall be the first Business Day of Saturn’s next fiscal quarter. The date upon which the Closing actually occurs will be referred to herein as the “Closing Date.”
3.5    Closing Date Payment
At the Closing, subject to the terms and conditions set forth in this Agreement, Saturn will pay to the applicable Apollo Entities an amount in cash, by delivery of immediately available funds, equal to the Closing Date Payment as set forth on the Consideration and Delivery Schedule by wire transfer thereof to an account specified by the Apollo Entities in the wire instructions of such Apollo Entities as set forth in the invoice delivered to Saturn.
4.    Consideration
4.1    Total Consideration
Saturn shall pay, or caused to be paid to the Apollo Entities $148,000,000 (the “Total Consideration”) in consideration for the License, Specified Assets, the right to receive payments pursuant to Section 7.13 and the assignment pursuant to Section 8.2(a). The Total Consideration shall be paid in accordance with the payment schedule set forth in Schedule 4.1 (the “Consideration and Delivery Schedule”). In no event will the aggregate value of the Total Consideration to the Apollo Entities exceed $148,000,000.
4.2    Delivery; Acceptance and Payment
(a)    The Apollo Entities shall deliver to Saturn the Specified Assets set forth in, and in accordance with, the Consideration and Delivery Schedule.
(b)    Upon the Apollo Entities’ delivery to Saturn of the Specified Assets set forth on the Consideration and Delivery Schedule (each, a “Delivered Asset” and collectively, the “Delivered Assets”), Saturn shall review the Delivered Asset and conduct tests in accordance with Saturn’s customary business practices to determine whether, in the reasonable determination of Saturn, the Delivered Asset performs in accordance with the acceptance criteria set forth on the Consideration and Delivery Schedule (the “Acceptance Criteria”) with respect to such Delivered Asset. No later than forty-five (45) days from the delivery of the Delivered Asset (the “Review Period”), Saturn shall either (i) deliver to the Apollo Entities an acceptance notice indicating that the Delivered Asset meets the

Acceptance Criteria (each, an “Acceptance Notice”) or (ii) deliver to the Apollo Entities a rejection notice, specifying in reasonable detail the basis on which the Delivered Asset does not meet the Acceptance Criteria (each, a “Rejection Notice”). If Saturn provides a Rejection Notice, the Parties shall, through the Steering Committee in accordance with Section 2.8 and in good faith determine: (A) the procedures for rectification of Delivered Asset in order for such Delivered Asset to meet the Acceptance Criteria and (B) the time period allotted for such rectification by the Apollo Entities and subsequent review by Saturn (such period, the “Resolution Period”).
(c)    If Saturn does not deliver an Acceptance Notice by the end of the Review Period, the Delivered Asset shall be deemed to be accepted by Saturn on the last day of the Review Period. Upon (i) the receipt of an Acceptance Notice by the Apollo Entities, (ii) if no Acceptance Notice is delivered, the end of the Review Period, or (iii) if a Rejection Notice is delivered, the end of the Resolution Period, as the case may be, the Apollo Entities shall deliver to Saturn an invoice and Bill of Sale for the accepted Delivered Asset, with such invoice and Bill of Sale reflecting the amount due in respect of such Delivered Asset as set forth in the “Payment Upon Acceptance (In Millions USD)” column in the Consideration and Delivery Schedule.
(d)    Notwithstanding the foregoing in this Section 4.2, if Saturn delivers a Rejection Notice and the Apollo Entities are unable to rectify the Delivered Asset within the Resolution Period to meet the Acceptance Criteria, Saturn shall, acting in good faith, be entitled to (i) extend the Resolution Period and the Outside Date, in each case as relate to such Delivered Asset, to facilitate the delivery of such Delivered Asset in accordance with the Acceptance Criteria (each, a “Resolution Extension”) or (ii) deliver an Acceptance Notice solely with respect to the portion of the Delivered Assets that meet the Acceptance Criteria (each, a “Partial Acceptance Notice”) and notify the Apollo Entities in writing of a proportionately reduced amount that Saturn would pay to the Apollo Entities in respect of such Delivered Assets, with such amount corresponding to the value of the Delivered Assets meeting Acceptance Criteria actually received by Saturn. The Parties hereby agree and acknowledge that Saturn shall be entitled in its reasonable discretion to either agree to a Resolution Extension or deliver a Partial Acceptance Notice or any combination of such alternatives in consultation with the Steering Committee. In the event that Saturn elects to deliver a Partial Acceptance Notice, the Apollo Entities shall issue an invoice and Bill of Sale reflecting such reduced amount.
(e)    Upon receipt of an invoice and Bill of Sale in accordance with Section 4.2(c) or Section 4.2(d), Saturn shall pay to the Apollo Entities by wire transfer of immediately available funds to an account specified by the applicable Apollo Entities in the wire instructions as set forth in the invoice delivered to Saturn, the amount set forth in such invoice, and each such payment shall become due and payable thirty (30) days after receipt of the invoice; provided, that, such date shall in no event be prior to the Estimated Delivery Date set forth in the Consideration and Delivery Schedule.
(f)    The Parties agree that the title to and ownership of all the Delivered Assets shall, subject to terms and conditions of this Agreement transfer to Saturn upon payment of the corresponding invoice.
(g)    Notwithstanding the foregoing in this Section 4.2, with respect to any Specified Asset whose Estimated Delivery Date is the Closing Date, there shall be no Review Period and the payment in respect of such Specified Assets shall be made on the Closing Date. In furtherance of the foregoing, the Apollo Entities shall use reasonable best efforts to provide Saturn with a reasonable opportunity, prior to the Closing Date, to determine whether such Specified Assets meet the applicable Acceptance Criteria.
4.3    Withholding
Saturn, any Affiliate of Saturn, and any of their respective agents or Representatives shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement all amounts that such Person may be required to deduct or withhold from such payments under Applicable Law. To the extent such amounts are withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In such event, Saturn, or any Affiliate of Saturn, or its respective agents shall promptly pay all amounts so withheld to the appropriate taxing authorities on the Apollo Entities’ behalf and provide the Apollo Entities with a Tax certificate for such amount issued by such taxing authority. Saturn and its Affiliates shall reasonably cooperate with the Apollo Entities upon written request to reduce or eliminate any withholding applicable to a payment made pursuant to this Agreement or as required for the Apollo Entities to apply for and receive a corresponding Tax credit or refund under Applicable Laws. If for any reason the appropriate amount of Withholding Taxes is not withheld from the Total Consideration, such required Withholding Taxes not withheld shall remain Retained Liabilities despite such non-withholding.
4.4    Earnout Consideration
(a)    Earnout Payments. Saturn shall pay, or cause to be paid, to the Apollo Entities the Earnout Payments as set forth in Schedule 4.4(a) (the “Earnout Schedule”). In no event will the aggregate value of all Earnout Payments to the Apollo Entities exceed $120,000,000.
(b)    Earnout Payments. The Parties agree that the Earnout Payments are additional consideration paid in respect of the License and the Parties shall report the Earnout Payments for all applicable Tax and other purposes consistently therewith. The Earnout Payments payable to the Apollo Entities in accordance with Section 4.4(a), if any, shall be made by wire transfer of immediately available funds promptly no later than sixty (60) days following the end of each calendar quarter to an account specified by the Apollo Entities in the wire instructions of the Apollo Entities as set forth in the invoice delivered to Saturn.
(c)    Report and Apollo Entities’ Right to Audit. During the Earnout Period, Saturn shall provide the Apollo Entities with a report, within forty-five (45) days following the end of each calendar quarter, that describes in reasonable detail the calculation of the Earnout Payments, with the following information: the Aggregate Subject Product Revenue and the underlying Net Revenue for each Subject Product, with part number splits assigned by Saturn. If the Apollo Entities believe in good faith that the Earnout Payments do not reflect the Net Revenue, the Apollo Entities shall have the right, subject to Applicable Laws and this Section 4.4(c), to conduct an audit of Saturn’s books and records solely to the extent necessary to understand and verify Saturn’s calculation of the Net Revenue with respect to each calendar quarter. Such audit shall be subject to the following conditions: (1) the Apollo Entities will provide Saturn with at least thirty (30) days prior written notice before conducting an audit; (2) audits will be conducted during Saturn’s regular business hours and at the location where such books of account are maintained by Saturn; (3) the Apollo Entities will co-operate with Saturn in good faith to avoid and limit any disruption of such audits to Saturn’s business and operations; (4) audits will be conducted by an independent accounting firm mutually acceptable to the Parties; (5) auditors shall provide Saturn with all results of the audit at the same time such auditors provide such results to the Apollo Entities; (6) audits shall not occur more than once in any calendar year; (7) the independent accounting firm shall provide its final conclusions of the audit to both Parties simultaneously and within thirty (30) days after the last day of the audit. In the event such audit reveals that the amount of the Earnout Payments owed to the Apollo Entities exceeds the amount of the Earnout Payments made to the Apollo Entities, Saturn shall pay to the Apollo Entities such difference. In the event such audit reveals that the amount of the Earnout Payments made to the Apollo Entities exceeds the amount of the Earnout Payments owed to the Apollo Entities, Saturn shall use such difference as a credit against future Earnout Payments owed to the Apollo Entities. The costs of any such audit shall be borne by the Apollo Entities; provided, however, that in the event that such audit reveals that the amount of the Earnout Payments owed to the Apollo Entities exceeds the amount of the Earnout Payments made to the Apollo Entities by fifty percent (50%) or more in respect of any calendar quarter audited, such costs shall be borne by Saturn.
(d)    Saturn’s Right to Operate the Business. Subject to the terms of the License, the Apollo Entities acknowledges and agrees that (i) from and after the Closing, Saturn and its Affiliates have the right to operate their respective businesses as they deem appropriate in their sole discretion, (ii) the Earnout Payments are speculative, subject to numerous factors outside of the control of Saturn and its Affiliates and cannot be guaranteed, (iii) there is no assurance that any of the Apollo Entities will receive any Earnout Payments and none of the Apollo Entities has not been promised any Earnout Payments, (iv) Saturn and its Affiliates owe no fiduciary duty or other express or implied duty to any of the Apollo Entities, including implied duty of good faith and fair dealing, and (v) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. During the Earnout Period, the Apollo Entities shall not, and shall cause their respective Affiliates not to, directly or indirectly, enter into any Contracts or any other arrangements (other than as contemplated in this Agreement or any Ancillary Agreements) which would result in Saturn or any of its Affiliates generating any revenue for commercial sales of Subject Products from the Apollo Entities or their Affiliates.
(e)    Dispute Resolutions. If there is a dispute regarding this Section 4.4, the Apollo Entities shall provide Saturn with written notice of the nature of such dispute within thirty (30) days after receipt of the Earnout Payment (if any) or a written notice that no Earnout Payment shall be payable, and within fifteen (15) days of Saturn’s receipt of such notice, the Steering Committee shall meet and use reasonable efforts to resolve such dispute. If the Parties are unable to resolve such dispute within forty (40) days following Saturn’s receipt of the Apollo Entities’ notice, such dispute shall finally be decided by a firm of independent accountants of national standing to which the Parties mutually agree and engage in writing (the “Independent Accountant”). The Parties shall cooperate with the Independent Accountant in connection with the Independent Accountant’s determination pursuant to this Section 4.4. Within ten (10) Business Days after the Independent Accountant has been retained, each Party shall furnish, at such Party’s own expense, to the Independent Accountant and substantially simultaneously to the other Party a written statement of such Party’s position with respect to the dispute. Each Party may also furnish to the Independent Accountant such other information and documents as such Party deems relevant or such information and documents as may be requested by the Independent Accountant. The Independent Accountant shall be directed to promptly, and in any event within forty-five (45) days after its engagement pursuant to this Section 4.4 (or such longer or shorter period of time as mutually agreed by the Parties), render its determination of the dispute. The Parties agree that any such determination by the Independent Accountant shall be final and binding on the Parties absent fraud, bad faith or palpable mistake.
(f)    No Other Rights. The right to receive the Earnout Payments: (i) shall not be evidenced by certificate or other instrument, (ii) shall not be assignable or otherwise transferrable, except by operation of law or pursuant to an Order or as otherwise set forth in this Agreement, (iii) shall not accrue or pay interest on any portion thereof, and (iv) does not represent any right other than the right to receive the considerations set forth in the Earnout Schedule. Any attempted transfer of the right to receive the Earnout Payments, other than as specifically permitted by the preceding sentence, shall be null and void.
4.5    Holdback and Set-Off Rights
Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, but subject to the limitations set forth in Section 11, in the event that Saturn determines in good faith that it is reasonably entitled to indemnification or payment from the Apollo Entities, in each case, pursuant to this Agreement or any other Ancillary Agreement, Saturn shall be entitled, in its sole and reasonable discretion, to hold back and withhold from payment amounts reasonably necessary to satisfy such claims from (i) any amount of the Total Consideration that is unpaid and due under the Consideration and Delivery Schedule and/or (ii) the Earnout Payments until such claims are resolved pursuant to Section 11 and Section 12.6 or until such breach is cured to the reasonable satisfaction of Saturn. Upon the resolution of such claim pursuant to Section 11 and Section 12.6 or the cure of such breach, Saturn shall pay such held back amounts to the applicable Apollo Entities, subject to the right of Saturn to in its sole discretion set off any amounts determined to be due and payable by the Apollo Entities to Saturn in accordance with the procedures set forth in Section 11 and Section 12.6 of this Agreement.
5.    Representations and Warranties of the Apollo Entities
Each of the Apollo Entities represents and warrants to Saturn that as of the date hereof and as of the Closing (unless such other date is specified within such subsections below) that the statements contained in this Section 5 are true and correct, except as disclosed in a document of even date herewith and delivered by the Apollo Entities to Saturn on Execution Date referring to the representations and warranties in this Agreement (the “Apollo Disclosure Schedule”). The Apollo Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5, and the disclosure in any such numbered and lettered Section of the Apollo Disclosure Schedule shall qualify only the corresponding subsection in this Section 5 (except to the extent disclosure in any numbered and lettered Section of the Apollo Disclosure Schedule is readily apparent on its face to apply to another numbered and lettered Section of the Apollo Disclosure Schedule).
5.1    Organization, Standing and Power; No Subsidiary.
(a)    Each of the Apollo Entities is a corporation duly organized, validly existing and in good standing under the laws of its formation or incorporation. Each of the Apollo Entities has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and Assets and to carry on the Apollo Business and to perform its obligations under all Contracts by which it is bound, and is duly qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its Assets or properties or conduct of its business requires such qualification. Each of the Apollo Entities has delivered to Saturn a true and correct copy of its Organizational Documents, each as amended to date, and each as so delivered is in full force and effect. None of the Apollo Entities is in violation of any of the provisions of its Organizational Documents. Section 5.1(a) of the Apollo Disclosure Schedule sets forth all jurisdictions in which any of the Specified Assets or any owner of the Specified Assets are located.
(b)    None of the Apollo Entities has any Subsidiaries. None of the Apollo Entities owns any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any Person.
(c)    No Person holds, controls, owns or can otherwise direct voting power over more than fifty percent (50%) of the outstanding equity interests in any of the Apollo Entities.
5.2    Authority; Binding Nature of Agreement; Non-Contravention.
(a)    Each of the Apollo Entities has all requisite corporate power and authority to enter into, and to perform its obligations under, this Agreement and the Ancillary Agreements (including the transfer of the Specified Assets and the license of the Licensed IP to Saturn free and clear of any Encumbrances other than Permitted Encumbrances). As of the Execution Date, the board of director (or similar governing body) of each of the Apollo Entities has unanimously (i) determined that this Agreement, the Ancillary Agreements and the Transactions are advisable and fair and in the best interests of such Apollo Entity and such Apollo Entity’s stockholders, and (ii) authorized and approved the execution, delivery and performance by such Apollo Entity of this Agreement and the Ancillary Agreements to which such Apollo Entity is or will be a party. This Agreement and each Ancillary Agreement (to the extent such Apollo Entities are or will be a party thereto) have been duly authorized by all necessary corporate action on the part of the Apollo Entities. The requisite number of stockholders of each of the Apollo Entities have approved this Agreement and the Transactions as required by the Organizational Documents of such Apollo Entities and by Applicable Law (the “Requisite Stockholder Approval”).
(b)    This Agreement has been duly executed and delivered, and to the extent applicable each of the Ancillary Agreements will be duly executed and delivered, by each of the Apollo Entities. Assuming the due execution and delivery by Saturn, each of this Agreement and the Ancillary Agreements constitutes the legal, valid and binding obligations of the applicable Apollo Entities enforceable against such Apollo Entities in accordance with its respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.
(c)    Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the Transactions, will conflict with or result in a breach, termination, or violation by any of the Apollo Entities of, constitute a default under (with or without notice or lapse of time, or both), give rise to a right of termination, revocation, invalidation, cancellation or acceleration of any material obligation or loss of any material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon any of the following: (i) any provision of the Organizational Documents of any of the Apollo Entities or (ii) any Applicable Law, Contract, Permit, license or judgment applicable to any of the Apollo Entities, or any of their properties or Assets, except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration, in the case of clause (ii) arising as a result of any of the Apollo Entities not obtaining a Required Contract Consent.
5.3    Governmental Authorization
(a)    No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any of the Apollo Entities in connection with the execution and delivery of this Agreement, any Ancillary Agreement or the consummation of the Transactions.
(b)    Each of the Apollo Entities has obtained all Permits that are required for such Apollo Entities’ use and ownership of the Specified Assets and Licensed IP. Each of the Apollo Entities is, and at all times has been, in material compliance with all such Permits, and all such Permits are in full force and effect. None of such Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to Apollo’s Knowledge, threatened. To Apollo’s Knowledge, none of the Apollo Entities is in violation or breach in any material respect with or in material default or violation of, any such Permits.

5.4    Apollo Financial Statements; Distribution of Consideration
The Apollo Entities have delivered or otherwise made available to Saturn: (i) the Apollo Entities’ reviewed financial statements (balance sheet, statement of operations and statement of cash flows) for the fiscal year ended December 31, 2022, and (ii) the Apollo Entities’ consolidated unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for the 6 month period ended June 30, 2023 (such financial statements under clauses (i) and (ii) collectively, the “Apollo Financial Statements”). The Apollo Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements may not contain all footnotes required by GAAP) applied on a consistent basis throughout the periods presented and consistent with each other. The Apollo Financial Statements fairly present the financial condition, operating results and cash flow of the Apollo Entities as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments (which shall not be material, individually or in the aggregate) and the absence of footnotes in the case of the unaudited Apollo Financial Statements.
5.5    Capital Structure
Section 5.5 of the Apollo Disclosure Schedule sets forth the name of each holder of the issued and outstanding equity interest of each of the Apollo Entities and the number and type of equity interest of such Apollo Entity owned by such holder. Other than as set forth in Section 5.5 of the Apollo Disclosure Schedule, no Persons have any right to vote with respect to the sale of the Specified Assets or license of the Licensed IP to Saturn or any of the Transactions.
5.6    Litigation
There is no private or governmental Action pending before any Governmental Entity, foreign or domestic, or, arbitrator, or, to Apollo’s Knowledge, threatened by or against, and there is no judgment, injunction, decree or Order against, any of the Apollo Entities, the Specified Assets, or Licensed IP (a) related to the Specified Assets or Licensed IP or the Transactions, or (b) which would adversely affect ability of any of the Apollo Entities to consummate the Transactions.
5.7    Intellectual Property.
(a)    Apollo Intellectual Property Rights.
(i)    Disclosure of Certain Intellectual Property. Section 5.7(a)(i) of the Apollo Disclosure Schedule is a complete and accurate list of: all Apollo-Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Mask Work Registrations, Copyrights, and other Registered Intellectual Property and setting forth for each of the foregoing as applicable, the title, application number, filing date, jurisdiction, and registration number.
(ii)    Enforceability; No Challenges. Each item of Apollo-Registered Intellectual Property is subsisting and in good standing. With respect to each item of Apollo-Registered Intellectual Property that has been registered, granted or issued, such Apollo-Registered Intellectual Property is enforceable and valid. To Apollo’s Knowledge, none of the Apollo Entities, nor any of their Affiliates nor any of their counsel or agents has misrepresented, or failed to disclose, any facts or information in any application for any Apollo-Registered Intellectual Property that would constitute fraud or a misrepresentation or inequitable conduct with respect to such application. With respect to each item of Apollo-Registered Intellectual Property, none of the Apollo Entities has received notice of any inter partes review, derivative proceedings, inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability, refusal or other Action or Legal Proceeding relating to such Registered Intellectual Property.
(iii)    Proper Filing. With respect to each item of Apollo-Registered Intellectual Property, all necessary filing, examination, registration, maintenance, renewal and other fees and Taxes due on or prior to the Closing Date have been timely paid in full, and all necessary documents (including responses to office actions) and certificates have been timely filed with all relevant Registration

Offices for the purposes of maintaining such Registered Intellectual Property, in each case in accordance with Applicable Law and to avoid loss or abandonment thereof.
(iv)    Mask Work Registrations. All Mask Work Registrations included in the Apollo-Registered Intellectual Property were filed within two (2) years of the date such mask work was first commercially exploited. Each mask work that is included in the Apollo-Registered Intellectual Property and that is or has been commercially exploited prior to the date hereof is the subject of a Mask Work Registration that has been filed with the appropriate Registration Office in the world.
(v)    Maintenance Actions. Section 5.7(a)(v) of the Apollo Disclosure Schedule is a complete and accurate list of all actions that must be taken within one hundred twenty (120) days of the Closing Date with respect to any of the Apollo-Registered Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees and Taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Registered Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with Applicable Law.
(vi)    Trade Secrets. At all times, the Apollo Entities and their Affiliates have maintained reasonable and appropriate measures and precautions to protect and maintain the confidentiality of all Trade Secrets included in the Apollo Intellectual Property and to avoid the misappropriation of Trade Secrets owned by others. None of the Apollo Entities nor any of their Affiliates have disclosed any Trade Secrets in which any of the Apollo Entities (or any of their Affiliates) has (or purports to have) any right, title or interest (or any tangible embodiment thereof), or with respect to which any of the Apollo Entities (or any of their Affiliates) has an obligation of confidentiality, to any Person without having such Person execute a binding written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not included in Apollo-Owned Intellectual Property has been pursuant to the terms of a written agreement between any of the Apollo Entities and the owner of such Trade Secret. None of the Apollo Entities nor any of their Affiliates has received any notice from any Person that there has been any unauthorized use or disclosure of any Trade Secrets included in the Apollo Intellectual Property. Each of the Apollo Entities and their Affiliates has taken all reasonable measures in connection with the hiring and employment of its respective personnel to ensure that Trade Secrets owned by others have not been disclosed to or used by any of the Apollo Entities without authorization.
(b)    Ownership of and Right to Use Apollo Intellectual Property; No Encumbrances.
(i)    The Apollo Entities are the sole and exclusive owners of, and have good, valid and marketable title to, free and clear of all Encumbrances, (I) all Apollo-Owned Intellectual Property and (II) all Apollo Technology owned by or purported to be owned by any of the Apollo Entities (or any of their Affiliates). No Apollo Entity jointly owns or claims any right, title or interest with any other Person (other than another Apollo Entity) in, to or under any Apollo-Owned Intellectual Property. No Apollo-Owned Intellectual Property is owned, in whole or in part, by any Affiliates of the Apollo Entities (other than the Apollo Entities themselves). Apollo India does not own any Licensed Patents. The applicable Apollo Entities have the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of the Apollo-Owned Intellectual Property. None of the Apollo Entities nor any of their Affiliates has transferred ownership of, or granted any exclusive license with respect to, Apollo-Owned Intellectual Property to any Person that is not another Apollo Entity.
(ii)    The Apollo Entities have the valid, legally enforceable right to use, license, practice and otherwise exploit all Apollo-Licensed Intellectual Property and all other Intellectual Property used or held for use by any of the Apollo Entities in the Apollo Business and the Apollo Restricted Period Business. The Licensed IP constitutes all of the Intellectual Property used or currently proposed to be used or necessary in connection with the conduct of the Apollo Business and Apollo Restricted Period Business, including to make, use, offer for sale, sell or import any product incorporating the Designated Products, In-Scope Customizations, Licensed IP or Specified Assets.
(c)    Agreements Related to Apollo Intellectual Property.
(i)    Disclosure of Outbound Licenses. Section 5.7(c)(i) of the Apollo Disclosure Schedule sets forth a complete and accurate list of all Contracts to which any of the Apollo Entities (or any of their Affiliates) is bound pursuant to which any of the Apollo Entities or any of their existing or future Affiliates granted or is required to grant to any Person any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Apollo Intellectual Property, or where any of the Apollo Entities or any of their existing or future Affiliates has undertaken or assumed any obligation to assert any current or future Apollo Intellectual Property against any Person prior to asserting any Apollo Intellectual Property against any other Person or any obligation to exhaust remedies as to any Apollo Intellectual Property against one or more Persons prior to seeking remedies against any other Person. No Patents owned by any of the Apollo Entities relating to Specified Assets and Licensed IP are subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.
(ii)    Disclosure of Inbound Licenses. Section 5.7(c)(ii) of the Apollo Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to any of the Apollo Entities or any of their existing or future Affiliates any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property, or where any of the Apollo Entities or any of their existing or future Affiliates is the beneficiary of a covenant or obligation not to assert any Intellectual Property against any of the Apollo Entities or any of their existing or future Affiliates prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against any of the Apollo Entities or any of their existing or future Affiliates.
(iii)    Disclosure of Other Intellectual Property Agreements. Section 5.7(c)(iii) of the Apollo Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development by any of the Apollo Entities (or any of their Affiliates) of any Apollo Technology; (B) by which any of the Apollo Entities or any existing Affiliate of any of the Apollo Entities grants, granted or is required to grant any ownership right or title to any Apollo Intellectual Property; (C) by which any of the Apollo Entities (or any of their Affiliates) is assigned or granted an ownership interest in any Apollo Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to any of the Apollo Entities ownership of Apollo-Owned Intellectual Property developed in the course of providing services to such Apollo Entities under such Apollo Entities’ standard form(s) of such agreements without modification); (D) under which any of the Apollo Entities (or any of their Affiliates) grants or receives an option or right of first refusal or negotiation relating to any Apollo-Owned Intellectual Property, separated by those granted by and those received by each of the Apollo Entities (and each of their Affiliates); (E) under which any Person is granted any right to access Apollo Source Code or to use Apollo Source Code (other than employees and independent contractors that have access to Apollo Source Code solely for purposes of performing services for or on behalf of any of the Apollo Entities, in each case under and subject to the Apollo Entities’ standard form(s) of such agreements that have been made available to Saturn, without modification); (F) pursuant to which any of the Apollo Entities (or any of their Affiliates) has deposited or is required to deposit with an escrow agent or any other Person the Apollo Source Code or other Apollo Technology or the execution of this Agreement or the consummation of any of the Transactions could reasonably be expected to result in the release or disclosure of the Apollo Source Code; (G) limiting any of the Apollo Entities’ (or any of their Affiliates’) ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Apollo-Owned Intellectual Property, any Apollo Technology or any product that incorporates Apollo Technology, including any covenant not to compete; and (H) by which any of the Apollo Entities (or any of their

Affiliates) grants, granted or is required to grant any Person, or is being granted by any Person, “most favored nations” or other preferred status in terms of pricing, royalties, license fees or other contractual terms and conditions.
(iv)    Royalties. None of the Apollo Entities, nor any of their Affiliates, has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Apollo Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Apollo Intellectual Property, Designated Product or In-Scope Customizations.
(v)    No Breach. None of the Apollo Entities nor any of their Affiliates, nor to Apollo’s Knowledge any other Person is in breach of any Contract set forth in Section 5.7(c) of the Apollo Disclosure Schedule, and none of the Apollo Entities nor any of their Affiliates has notified any Person, and no Person has notified any of the Apollo Entities (or any of their Affiliates), of any such breach.
(vi)    No Affiliate Licenses. Except as set forth in Section 5.7(c)(vi) of the Apollo Disclosure Schedule, there are no Contracts to which any of the Apollo Entities nor any of their Affiliates is a party or is otherwise bound pursuant to which any of the Apollo Entities or any existing or future Affiliate of the Apollo Entities grants, granted or is required to grant to any Person any rights under the Intellectual Property owned or controlled by Saturn or any Affiliate of Saturn by reason of the Transactions.
(d)    Public Software.
(i)    Section 5.7(d)(i) of the Apollo Disclosure Schedule identifies all Public Software combined with, linked with, or used in or by any Apollo-Owned Intellectual Property, Designated Products In-Scope Customizations, or Apollo Technology, or in the conduct of the Apollo Business or Apollo Restricted Period Business, describes the manner in which such Public Software was used (such description shall include whether (and if so, how) the Public Software was modified and/or distributed by any of the Apollo Entities) and identifies the licenses under which such Public Software was used by any of the Apollo Entities.
(ii)    None of the Apollo Entities nor any of their Affiliates has used, modified or distributed any Public Software such that (A) any software owned by or licensed to any of the Apollo Entities (or any of their Affiliates) is subject to any Open License Terms or is required to be made available in source code form or (B) any of the Apollo Entities (or any of their Affiliates) is required to grant permission for creating modifications to or derivative works of any software owned by of the Apollo Entities (or any of their Affiliates). None of the Apollo Entities nor any of their Affiliates has licensed any software owned by any of the Apollo Entities or any of their Affiliates as Public Software.
(iii)    The Apollo Entities and their Affiliates are in compliance with all Open License Terms applicable to any Public Software licensed to or used by any of the Apollo Entities (or any of their Affiliates). None of the inventions claimed in any of the Patents included in the Apollo-Owned Intellectual Property are practiced by any Public Software used by any of the Apollo Entities (or any of their Affiliates).
(e)    No Third-Party Rights in Apollo Intellectual Property. Except as set forth in Section 5.7(e) of the Apollo Disclosure Schedule:
(i)    No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, founder, consultant, or independent contractor of any of the Apollo Entities has any right, title or interest in, to or under any Apollo Intellectual Property or Apollo Technology that has not been either (A) irrevocably assigned or transferred to any of the Apollo Entities or (B) licensed (with the right to grant sublicenses) to any of the Apollo Entities under an exclusive, irrevocable, worldwide, royalty-free, fully paid and assignable license (in each of clauses (A) and (B), under and subject to the Apollo Entities’ standard form(s) of such agreements that have been made available to Saturn, without modification).
(ii)    No Challenges. No Person has challenged or, to Apollo’s Knowledge, threatened to challenge and no Person has asserted or, to Apollo’s Knowledge, threatened a claim or made a demand, nor is there any pending proceeding or, to Apollo’s Knowledge, threatened, which would adversely affect (A) any of the Apollo Entities’ right, title or interest in, to or under the Apollo Intellectual Property or Apollo Technology, or (B) any Contract, license or other arrangement under which any of the Apollo Entities claims any right, title or interest under the Apollo Intellectual Property or Apollo Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by any of the Apollo Entities of any Apollo Intellectual Property or Apollo Technology.
(iii)    No Restrictions. None of the Apollo Entities nor any of their Affiliates is subject to any Action, proceeding or outstanding decree, Order, judgment or stipulation restricting in any manner the use, transfer or licensing by any of the Apollo Entities of the Apollo Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Apollo Technology (or any product incorporating Apollo Technology), or which might affect the validity, use or enforceability of any Apollo Intellectual Property.
(iv)    No Infringement by Other Persons. To Apollo’s Knowledge, no Apollo Intellectual Property has been infringed, misappropriated or violated by any Person.
(f)    No Infringement by the Apollo Entities. The conduct of the Apollo Business and Apollo Restricted Period Business, including the making, using, offering for sale, selling, distributing and/or importing of any Apollo Technology, has not violated, infringed or misappropriated, and does not and following the Closing will not violate, infringe, or misappropriate the Intellectual Property of any Person. No Person has asserted or, to Apollo’s Knowledge, threatened a claim, and none of the Apollo Entities nor any of their Affiliates has received any notification, that the Apollo Business, Apollo Restricted Period Business or any Apollo Technology (or any Intellectual Property embodied in the Apollo Technology) violates, infringes, or misappropriates any Person’s Intellectual Property. No Person has notified any of the Apollo Entities nor any of their Affiliates that any of the Apollo Entities or any of their Affiliates requires a license to any Person’s Intellectual Property. None of the Apollo Entities nor any of their Affiliates has not received any unsolicited written offer to license (or any other notice of) any Person’s Intellectual Property.
(g)    Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of any of the Apollo Entities who are or were involved in, or who have contributed in any manner to the creation or development of any Apollo Intellectual Property or Technology for any of the Apollo Entities (or any of their Affiliates) have executed and delivered to the Apollo Entities (or such Affiliates thereof) a written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable present assignment to the Apollo Entities (or such Affiliates thereof) of such Intellectual Property and Technology. Each such agreement is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by the Apollo Entities to Saturn. To Apollo’s Knowledge, no current or former employee, consultant or independent contractor of any of the Apollo Entities is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with any of the Apollo Entities. Section 5.7(g) of the Apollo Disclosure Schedule is a complete and accurate list of all consultants and independent contractors used by the Apollo Entities in connection with the conception, reduction to practice, creation, derivation, development, or making of the Apollo Intellectual Property and the Apollo Technology.
(h)    Moral Rights. All authors of any works of authorship in the Apollo Technology have waived their Moral Rights in such Apollo Technology and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by Applicable Law and except to the extent such authors otherwise prepared such works in jurisdictions that do not recognize Moral Rights in the Apollo Technology.

(i)    No Release of Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Apollo Source Code.
(j)    No Viruses in Apollo Technology. No Apollo Technology contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). At all times, the Apollo Entities and their Affiliates, as applicable, have taken all steps and maintained all measures necessary and adequate to prevent the introduction of Viruses into the Apollo Technology.
(k)    No Standards Bodies. None of the Apollo-Owned Intellectual Property is subject to any obligation to be licensed to third parties as a result of the Apollo Entities or any of their Affiliates (or to Apollo’s Knowledge, the prior owner of any Intellectual Property) being a member or promoter of, or a contributor to any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization. None of the Apollo Entities nor any of their Affiliates is now, nor has any of the Apollo Entities nor any of their Affiliates ever been, and to Apollo’s Knowledge, no prior owner of any Apollo-Owned Intellectual Property was, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that requires or obligates any of the Apollo Entities (or the prior owner of Apollo-Owned Intellectual Property) to grant or offer to any other Person any license or other right to any Apollo-Owned Intellectual Property or Apollo Technology, including any future Technology and Intellectual Property that is developed, conceived, made or reduced to practice by any of the Apollo Entities after the Closing Date.
(l)    No Government Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, any Apollo-Owned Intellectual Property or Apollo Technology owned by any of the Apollo Entities (or any of their Affiliates).
(m)    No Limits on Saturn’s Rights. The execution, delivery or performance of this Agreement or any of the Ancillary Agreements, the consummation of the Transactions, and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on Saturn’s right, title or interest in or to the Apollo Intellectual Property, nor will it cause: (i) any of the Apollo Entities (or any of their Affiliates) to grant to any other Person any right to or with respect to any Intellectual Property owned by, or licensed to any of the Apollo Entities, (ii) any of the Apollo Entities (or any of their Affiliates) to be bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (iii) any of the Apollo Entities (or any of their Affiliates) to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by the Apollo Entities (or their Affiliates) in the absence of this Agreement or the Transactions.
(n)    No Export Limitations. The License, use and transfer of any of Licensed IP does not require approval by any of the administrative agencies other than the Patent Office in the People’s Republic of China.
(o)    Right to Licensed IP Owned by Affiliates of Apollo Entities. For all Licensed IP that is owned by any Affiliates of the Apollo Entities (other than another Apollo Entity), the Apollo Entities have obtained all rights to grant the License to Saturn pursuant to Section 2.1.
(p)    Transferability of Intellectual Property. All Apollo-Owned Intellectual Property is fully transferable, alienable and licensable by the Apollo Entities without restriction and without payment of any kind to any other Person.
5.8    Apollo Products
A complete and accurate list of each of the Apollo Products, together with a brief description of each, is set forth in Section 5.8 of the Apollo Disclosure Schedule. Except as set forth in Section 5.8 of the Apollo Disclosure Schedule, no Designated Products have been sold, licensed, leased, delivered, distributed, or otherwise made available by any of the Apollo Entities or any of their Affiliates, and none of the Apollo Entities nor any of their Affiliates has delivered, distributed, or otherwise made available any service, product or Apollo Technology to any Person. The Apollo Entities have provided to

Saturn a list identifying and describing all known bugs, errors and defects in the Designated Products and Apollo Technology. The Apollo Entities have disclosed in writing to Saturn all information relating to any problem or issue with respect to any of the Designated Products that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Designated Product. None of the Apollo Entities nor any of their Affiliates has been required to conduct, nor has any of them voluntarily conducted, any product recall.
5.9    Privacy; Security Measures
(a)    Data Security and Privacy. Each of the Apollo Entities is and has been, in compliance with Data Security and Privacy Requirements. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions will result in any of the Apollo Entities being in breach or violation of Data Security and Privacy Requirements. The Apollo Entities have all rights and consents necessary to access, use and disclose the Personal Information in such Apollo Entities’ or their Affiliates’ possession or under such Apollo Entities or their Affiliates’ control in connection with the operation of the Apollo Business.
(b)    Security Measures. At all times, the Apollo Entities have implemented, maintained, and complied with, consistent with industry standard practices and their contractual and other obligations to other Persons, all reasonable and appropriate security and other measures (including administrative, technical, and organizational measures) to protect all Business Confidential Information and other data contained within the Specified Assets and the Licensed IP (collectively, the “Specified Data”), and all computers, networks, software and systems used in connection with the operation of the Apollo Business (the “Information Systems”) from (i) Viruses and (ii) unauthorized, unlawful, or accidental access to, use, modification, disclosure, loss, destruction, unavailability, modification, misuse or other unauthorized processing of Specified Data. The Apollo Entities have provided to Saturn all of the Apollo Entities’ disaster recovery and security plans, and procedures relating to the Information Systems. There has been no actual or reasonably suspected unauthorized, accidental, or unlawful (x) intrusions or breaches of the security of the Information Systems, or (y) collection, access, use, loss, transfer, sharing, retention, disclosure or other processing of any Specified Data in the possession, custody or control of the Apollo Entities.
(c)    No Breach. There is no, and has been no Legal Proceeding against or involving any of the Apollo Entities by any Person (including any Governmental Entity), relating to the Apollo Entities’ privacy or information security practices or the security, confidentiality, availability, or integrity of any Information Systems or of any Personal Information or Specified Data, or other data or information used, processed or maintained by or for the Apollo Entities. There are no circumstances that would reasonably be expected to give rise to any of the foregoing.
5.10    Complete Copies of Materials
The Apollo Entities have delivered or made available true and complete copies of each document referenced in the Apollo Disclosure Schedule.
5.11    Material Contracts
(a)    All of the Material Contracts (as defined below) of the Apollo Entities (or any of their Affiliates) are listed in Section 5.11(b) of the Apollo Disclosure Schedule, and a true, correct and complete copy of each such Material Contract, together with all amendments, modifications or supplements thereto, as well as a written description of each oral Material Contract, has been delivered or otherwise made available to Saturn. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Apollo Entities, and, to Apollo’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) none of the Apollo Entities nor, to Apollo’s Knowledge, any other party to any of the Material Contracts is in breach or default, and no event has occurred that with notice or lapse of time would (A) constitute a breach or default by any of the Apollo Entities, or, to Apollo’s Knowledge, by any such other party, or (B) permit termination, modification or acceleration, under such Material Contract, (C) give any Person the right to receive or require a material rebate, chargeback or penalty under any Material Contract, or (D) give any Person the right to accelerate the maturity or performance of any Material Contract.
(b)    “Material Contract” means any Contract, to which any of the Apollo Entities (or any of their Affiliates) or by which any of the Apollo Entities (or any of their Affiliates) is bound, that relates to any of the Specified Assets or Licensed IP:
(i)    that is required to be listed in Section 5.7 of the Apollo Disclosure Schedule (other than Contracts governing the use of Public Software);
(ii)    for any design, manufacturing, fabrication, logistics, packaging, validation or test services, including any Contracts with foundries;
(iii)    granting any exclusive rights to any party, including any right of first refusal, right of first offer or right of first negotiation, ad including any sole source or single source Contracts;
(iv)    evidencing Indebtedness of any of the Apollo Entities of $100,000 or more, and which relates to Indebtedness and creates an Encumbrance on the Assets of any of the Apollo Entities;
(v)    involving any partnership, joint development, joint venture or limited liability company agreement, or concerning any equity or partnership interest in another Person;
(vi)    relating to the acquisition or disposition of any business or material Assets or the capital stock of any other Person (whether by merger, sale of stock, sale of Assets or otherwise);
(vii)    settling any claim asserted by any Person (including any Governmental Entity);
(viii)    that is an employment or employment-related Contract with an employee;
(ix)    that is a collective bargaining agreement or other Contract with a labor union, labor organization or other employee collective representation group that covers any employee;
(x)    containing a residuals clause for the benefit of the other party to the Contract;
(xi)    that is with a Governmental Entity or university;
(xii)    containing covenants (A) that materially limit or purport to materially limit the ability of any of the Apollo Entities to compete in any line of business or with any Person or in any geographic area or during any period of time, or (B) that provide for “most favored nations” pricing terms; or
(xiii)    that could reasonably be expected to have a Material Adverse Effect if breached by any of the Apollo Entities in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice or passage of time); (B) provide a basis for any other party to claim money Damages (either individually or in the aggregate with all such other claims under that Contract) from any of the Apollo Entities; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Contract.
(c)    No Person has given any of the Apollo Entities written notice of its intention to cancel, terminate or suspend performance under any Material Contract, and there are not unresolved disputes between any of the Apollo Entities, on the one hand, and any Person, on the other hand, with respect to any Material Contract. None of the Apollo Entities is participating in any active discussions to amend the terms of or terminate any Material Contract.
(d)    Except for the consents and notices set forth in Section 5.11(d) of the Apollo Disclosure Schedule (the “Required Contract Consents”), no prior consent of or notice to any party to a Material Contract is required for the consummation by any of the Apollo Entities of the Transactions to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any material right under or the incurrence of any material obligation under such Material Contract.
5.12    Warranties.
(a)    There are no warranty or return claims pending or, to Apollo’s Knowledge, threatened against any of the Apollo Entities or any of their Affiliates under any Contracts which would reasonably be expected, individually to exceed $50,000 or that, in the aggregate, would be material to the Apollo Business or Apollo Restricted Period Business.
(b)    None of the Designated Products have, in the five (5) years prior to the Execution Date, been the subject of any epidemic failure, recall, safety complaint or claim, or other similar liability or Action and, to Apollo’s Knowledge, no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) give rise to or serve as a basis for any such liability or Action relating to any Designated Product.
(c)    None of the Apollo Entities nor any of their Affiliates has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Apollo Entities or any of their Affiliates.
(d)    No product Liability claims relating to the Apollo Business or Designated Products involving amounts in excess of $50,000 (or the equivalent value in the applicable currency) have occurred within the past three (3) years.
5.13    Title to Property; Assets
(a)    The Apollo Entities have good and marketable title to all of the Specified Assets free and clear of all Encumbrances (except for Permitted Encumbrances). All tangible personal property included in the Specified Assets is free and clear of all Encumbrances (except for Permitted Encumbrances), including any pending Third-Party Claim that the acquisition of such property by any of the Apollo Entities would constitute a fraudulent conveyance. Except as set forth on Section 5.13(a) of the Apollo Disclosure Schedule, each item of such tangible personal property is in good operating condition and good repair, ordinary wear and tear excepted, is free from all defect and damage, and is usable in the ordinary course of business. Section 5.13(a) of the Apollo Disclosure Schedule sets forth the location of such tangible personal property as of the Closing Date. None of the Excluded Assets are exclusively related to the Apollo-Owned Intellectual Property.
(b)    No Person other than the Apollo Entities holds title to, or has an ownership interest in, any of the Specified Assets.
(c)    The Apollo Entities own or otherwise have all Assets necessary to conduct the Apollo Business, and after the Closing, Saturn will have, all Assets needed to conduct its business in the ROW Territory in relation to the Specified Assets, Licensed IP, Designated Products, Combination Products and In-Scope Customizations. Without limiting the generality of the foregoing, the Specified Assets together with the Licensed IP and the rights and services provided under the Support Services Agreement constitute all assets necessary and sufficient to enable Saturn to design, develop, test, manufacture, make, have made, support, maintain, use, improve, operate, distribute, commercialize, market, import, sell, offer for sale, lease, or otherwise exploit any Designated Product and In-Scope Customizations. The Apollo Entities have all rights necessary to assign the Specified Assets and license the Licensed IP, as set forth herein.
5.14    Environmental Matters
None of the Apollo Entities has (a) received any written notice alleging any violation by any of the Apollo Entities in connection with the Apollo Business with respect to any applicable

Environmental Laws or (b) released any Hazardous Substance into the environment except (i) in compliance with Applicable Law or (ii) in an amount or concentration that would not give rise to any material Liability or obligation under any Environmental Law.
5.15    Taxes
(a)    The Apollo Entities are Tax residents of the country where they are incorporated and do not have a permanent establishment or place of effective management in any jurisdiction other than their respective countries of residence.
(b)    The Apollo Entities have prepared and timely filed or caused to be timely filed (taking into account valid extensions of the applicable due date) all Tax Returns they were required to file under Applicable Laws with respect to the Apollo Business, the Specified Assets, and all such Tax Returns are true, complete and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes due and owing by any of the Apollo Entities (whether or not shown as due on any such Tax Returns) with respect to the Apollo Business or the Specified Assets have been fully paid.
(c)    None of the Apollo Entities is a party to any Tax allocation, Tax sharing, Tax indemnification or similar Contract that would, in any manner, bind, obligate or restrict Saturn or its Affiliates (or the Apollo Business or the Specified Assets).
(d)    No extension of time has been requested or granted for any of the Apollo Entities to file any material Tax Return related to the Apollo Business or the Specified Assets that has not yet been filed or to pay any Tax related to the Apollo Business or the Specified Assets that has not yet been paid. There are no outstanding waivers or extensions or requests for waiver or extension of the time for income or other material Taxes relating to the Apollo Business or the Specified Assets.
(e)    No audit or investigation of any Tax Return of any of the Apollo Entities is pending or, to Apollo’s Knowledge, has been threatened by a Governmental Entity or Tax authority, and none of the Apollo Entities has been notified in writing or, to Apollo’s Knowledge, in any credible oral communication of any request for such an audit or other examination, in each case related to the Apollo Business or the Specified Assets. Furthermore, any demand of Taxes, consequential interest, penalties or any other cost associated with such demand, pertaining to any period ending on or before the Closing Date, shall be the responsibility of the Apollo Entities.
(f)    Each of the Apollo Entities is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Apollo Entity. All intercompany arrangements have been adequately documented, and such documents have been duly executed, in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Apollo Entities are arm’s length prices for purposes of all Applicable Laws.
(g)    The Apollo Entities have made available to Saturn copies of all income and other material Tax Returns related to the Apollo Business or Specified Assets for the last three (3) Tax years.
(h)    There is no (and immediately following the Closing there will not be) unpaid Tax with respect to any period ending on or before the Closing Date (i) which constitutes an Encumbrance (except for any Taxes not yet due and payable) upon any of the Specified Assets or (ii) for which Saturn would be liable under Applicable Law by reason of having acquired the Specified Assets or the Apollo Business from the Apollo Entities pursuant to this Agreement.
(i)    None of the Specified Assets is (i) an interest in any trust, partnership, corporation, limited liability company, or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a) or (ii) a “United States real property interest” within the meaning of Section 897 of the Code or an “interest in a partnership” within the meaning of Section 1446(f) of the Code. There are no requests for rulings in respect of any Tax applicable to the Apollo Business or the Specified Assets pending between any of the Apollo Entities and any Tax authority nor has any of the Apollo Entities ever applied for or received a Tax ruling from any Tax authority, in each case relating to the Apollo Business or the Specified Assets.

(j)    None of the Apollo Entities nor any of their Affiliates has received any written claim from a Governmental Entity in a jurisdiction where any of the Apollo Entities or any of their Affiliates does not file Tax Returns that any of the Apollo Entities or any of their Affiliates is or may be subject to taxation by that jurisdiction, in each case relating to any of the Apollo Business or the Specified Assets.
(k)    If directed by any Governmental Entity, Saturn is duly authorized to pay the Total Consideration or Earnout Payments (or any part thereof) to such Governmental Entity in satisfaction of any Tax deficiencies of the Apollo Entities, and any such payment shall be treated by the Parties as a payment made by Saturn to the Apollo Entities.
(l)    None of the Specified Assets are (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, (v) described in Section 197(f)(9) of the Code, or (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the Code.
(m)    Apollo China is the sole and exclusive beneficial owner of the Specified Assets and the Licensed IP for purposes of all Applicable Laws including those Tax laws.
(n)    None of the Licensed IP is registered in India, and as of the Closing Date, the Licensed IP shall not be legally and beneficially owned by Apollo India (or any other Apollo Entity with operations in India), or otherwise have a connection to India that would cause the Licensed IP to be treated as located in India for purposes of applicable Indian Tax laws or otherwise be subject to Tax in India.
5.16    Employee Matters
(a)    Each of the Apollo Entities is, and has at all times been, in material compliance, with Applicable Law with respect to employment practices, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices. Each of the Apollo Entities is, and has at all times been, in compliance with terms and conditions of employment of its employees.
(b)    To Apollo’s Knowledge, all employees, past and present, of each of the Apollo Entities are in strict compliance with inter alia obligations of confidentiality, non-disclosure, data protection and privacy, in accordance with Applicable Law and the terms of such employees’ employment/engagement Contracts with the Apollo Entities.
5.17    Insurance
There is no pending or unpaid material claim by any of the Apollo Entities under any insurance policy or fidelity or surety bond relating to the Specified Assets or the Apollo Business.
5.18    Compliance With Laws
The Apollo Entities are and have at all times been in compliance in all material respects with, and none of the Apollo Entities has not received any notices or any other communication from any Person regarding any violation with respect to, any Applicable Law or Order with respect to the conduct, ownership or operation of the Apollo Business. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the Apollo Entities of, or a failure on the part of any of the Apollo Entities to comply with, any Applicable Law or any Order.
5.19    Brokers’ and Finders’ Fee
No broker, finder or investment banker is entitled to brokerage or finders’ or agents’ commissions or investment bankers’ fees or similar advisory services or any similar charges in connection with this Agreement, the Ancillary Agreements, or any Transactions.

5.20    International Trade Matters
(a)    None of the Apollo Entities, their Affiliates, nor any of their directors, officers, employees, or to Apollo’s Knowledge, agents is, or for the past five (5) years has been: (1) located, organized, or resident in a country or territory that is, or whose government is, the subject of applicable Trade Controls that broadly prohibit dealings therein (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine (each a “Restricted Country”)); (2) owned or controlled by the government of a Restricted Country; or (3) (i) designated on an applicable government prohibited or restricted parties list; or (ii) directly or indirectly owned fifty percent (50%) or more by one or more such listed party (each of the foregoing, a “Restricted Party”).
(b)    Each of the Apollo Entities maintains policies and procedures reasonably designed to promote compliance with applicable Trade Controls.
(c)    In the past five (5) years, to Apollo’s Knowledge, none of the Apollo Entities has been the subject or target of a Legal Proceeding, governmental investigation or inquiry pertaining to applicable Trade Controls, nor has any of the Apollo Entities disclosed to a relevant Governmental Entity any issue of material noncompliance with applicable Trade Controls.
5.21    Anti-Corruption Compliance
(a)    None of the Apollo Entities, nor any director, officer, employee, agent or Representative of Apollo acting on behalf of any of the Apollo Entities:
(i)    has been convicted of, or, to Apollo’s Knowledge, accused, charged or investigated by any Governmental Entity with any violation of, any Anti-Corruption/AML Law or other Applicable Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or sanctions violations;
(ii)    has taken any action which would cause any of the Apollo Entities to be in violation of any Anti-Corruption/AML Law;
(iii)    has used any funds (whether of the Apollo Entities or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;
(iv)    has with a corrupt or improper intention directly or indirectly (through third parties) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (A) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity (including sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof (collectively “Government Officials”), (B) a political party or candidate for political office, or (C) any other Person, for purposes of obtaining, retaining, or directing Permits, licenses, favorable Tax or court decisions, special concessions, Contracts, business, or any other improper advantage;
(v)    has otherwise offered, promised, authorized, provided, or incurred or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party or candidate, or any other Person;
(vi)    has solicited, accepted, or received any Restricted Benefits from any Person;
(vii)    has established or maintained any slush fund or other unlawful or unrecorded fund or account;

(viii)    has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in their books and records;
(ix)    is a Government Official or political candidate or has immediate family members who are Government Officials or political candidates;
(x)    has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets;
(xi)    has used any funds to finance terrorist, drug-related, or other illegal activities;
(xii)    has violated, caused other parties to violate, or is currently in violation of, directly or indirectly, any provision of any Anti-Corruption/AML Laws or any Applicable Laws of similar effect; or
(xiii)    has received any notice from any Person that alleges any of the foregoing.
(b)    None of the Apollo Entities has been the subject of any enforcement action by any Governmental Entity, conducted any internal or government-initiated investigation, or made a voluntary or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption/AML Laws by any of the Apollo Entities. There are no pending or, to Apollo’s Knowledge, threatened claims against any of the Apollo Entities with respect to violations of any Anti-Corruption/AML Laws.
5.22    Compliance with Rights of First Refusal
Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, any Contract to which any of the Apollo Entities is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to the purchase and sale of the Specified Assets pursuant to this Agreement or the consummation of the Transactions or any other transaction contemplated by this Agreement.
5.23    Solvency
No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any of the Apollo Entities or any of the Specified Assets has been filed by any of the Apollo Entities or is being contemplated by any of the Apollo Entities or to Apollo’s Knowledge, has been threatened against any of the Apollo Entities by any other Person, and none of the Apollo Entities has made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for the institution of, such insolvency proceedings. Immediately after giving effect to the consummation of the Transactions: (a) the Apollo Entities will be able to pay the Retained Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) will exceed the Retained Liabilities; and (c) taking into account all pending and threatened litigation, final judgments against any of the Apollo Entities in Actions for money Damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any of the Apollo Entities will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of any of the Apollo Entities.
5.24    Representations Complete
None of the representations or warranties made by any of the Apollo Entities herein or in any Schedule or Exhibit hereto, including the Apollo Disclosure Schedule, or certificate furnished by the Apollo Entities pursuant to this Agreement or any written statement furnished to Saturn pursuant hereto or in connection with the Transactions, when all such documents are read together in their entirety, contain, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
6.    Representations and Warranties of Saturn
Saturn represents and warrants to the Apollo Entities that the statements contained in this Section 6 are true and correct in all material respects.
6.1    Organization, Standing and Power
Saturn is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware of the United States of America. Saturn has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a material adverse effect on the ability of Saturn to consummate the Transactions.
6.2    Authority; Binding Nature of Agreement
(a)    Saturn has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Saturn. This Agreement has been duly executed and delivered by Saturn and, assuming it constitutes the valid and legal obligation of each of the Apollo Entities, constitutes the valid and binding obligations of Saturn enforceable against Saturn in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.
(b)    No consent, approval, Order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Saturn or any of its Affiliates in connection with the execution and delivery of this Agreement by Saturn or the consummation by Saturn of the Transactions, other than compliance with and filings, notifications, consents, authorizations, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of Saturn to consummate the Transactions or prevent or materially alter or delay the Transactions.
7.    Additional Agreements
7.1    Conduct of the Business
(a)    During the period from the date of this Agreement and continuing until and through the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”), the Apollo Entities shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by Saturn): (i) carry on the business of each of the Apollo Entities in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (ii) pay the debts and Taxes of each of the Apollo Entities when due subject to any good faith disputes over such debts or Taxes; (iii) comply with all material Applicable Laws and to pay or perform obligations under any Material Contract when due; (iv) use all reasonable efforts to preserve intact the present business organizations of each of the Apollo Entities, keep available the services of employees, as required, and preserve the relationships of each of the Apollo Entities with customers, suppliers, distributors, licensors, licensees and others having business dealings with any of the Apollo Entities pursuant to a Material Contract, to the end that the goodwill and ongoing businesses of each of the Apollo Entities (as relate to the Specified Assets and Licensed IP) shall be unimpaired at the Closing; and (v) promptly repair, restore or replace any Specified Assets that are destroyed or damaged.
(b)    The Apollo Entities shall promptly notify Saturn of any material event or occurrence not in the ordinary course of the Apollo Business, and of any event which could reasonably be expected to have a Material Adverse Effect.
(c)    Without limiting the foregoing, except as expressly contemplated by this Agreement or the Apollo Disclosure Schedule, during the Pre-Closing Period, each of the Apollo Entities shall not, and shall not permit any of the following with respect to any of the Apollo Entities, without the prior written consent of Saturn:
(i)    sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in the Specified Assets or the Apollo Business or any interest in or right relating to any such interest;
(ii)    permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Specified Assets or the Apollo Business to become subject, directly or indirectly, to any Encumbrance;
(iii)    transfer, sell, lease, license or otherwise convey or dispose of, abandon or permit to lapse, any of the Specified Assets or Licensed IP;
(iv)    recognize, or enter into, any Contract with any labor organization;
(v)    effect or become a party to an Acquisition Transaction;
(vi)    enter into any Contract relating to the Apollo Business or Specified Assets or Licensed IP or permit any of the Specified Assets or Licensed IP to become bound by any Contract;
(vii)    incur, assume or otherwise become subject to any Liability with respect to the Apollo Business or the Specified Assets or Licensed IP, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business consistent with the applicable Apollo Entities’ past practices;
(viii)    commence or settle any Action relating to the Apollo Business, the Specified Assets or the Licensed IP;
(ix)    enter into any transaction or take any other action in the conduct of or otherwise relating to the Apollo Business, Specified Assets or Licensed IP outside the ordinary course of business consistent with the applicable Apollo Entities’ past practices;
(x)    enter into any transaction or take any other action that might cause or constitute a breach of any representation or warranty made by any of the Apollo Entities in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, or (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement; and
(xi)    agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 7.1(c) or any action that would cause a material breach of any of the Apollo Entities’ representations or warranties contained in this Agreement or prevent any of the Apollo Entities from materially performing or causing any of the Apollo Entities not to materially perform their covenants hereunder.
7.2    No Solicitation
(a)    During the Pre-Closing Period, the Apollo Entities shall not, directly or indirectly through any Representative of the Apollo Entities or their Affiliates, or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer relating to any sale or license of the Specified Assets (the “Acquisition Transaction”) other than the Transactions (any of the foregoing inquiries or proposals, an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; (iii) enter into a letter of intent or Contract contemplating or otherwise relating to, otherwise approve or recommend, or otherwise cooperate in any way to effect an Acquisition Proposal. Each of the Apollo Entities represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b)    The Apollo Entities shall, and shall cause their Representatives to, immediately cease and cause to be terminated any existing activities, discussions, negotiations and communications with any Person (other than Saturn or an Affiliate of Saturn) that relate to any Acquisition Proposal, and promptly request the destruction or return of any nonpublic information of the Apollo Entities provided to such Person. The Apollo Entities shall notify Saturn immediately (and in no event later than twenty-four (24) hours) after receipt by any of them or any of their Representatives of any Acquisition Proposal or for access to the properties, books or records of any of the Apollo Entities by any Person that informs the Apollo Entities or their Representatives that such Person is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and shall promptly provide, orally and in writing, any material updates to the same.
7.3    Access to Information
(a)    During the Pre-Closing Period, each of the Apollo Entities shall afford Saturn and its accountants, counsel and other Representatives, reasonable access to (i) all of such Apollo Entities’ properties, personnel, books, Contracts, commitments and records, and (ii) all other information concerning the Apollo Business, properties and personnel of such Apollo Entities as Saturn may reasonably request.
(b)    Subject to compliance with Applicable Law, during the Pre-Closing Period, each Party shall confer with the other on a regular and frequent basis with one or more Representatives of the other Party to report operational matters of materiality and the general status of ongoing operations.
(c)    No information or knowledge obtained in any investigation pursuant to this Section 7.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transactions.
7.4    Notification of Certain Matters
The Apollo Entities shall give immediate notice to Saturn if any of the following occurs during the Pre-Closing Period:
(a)    receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(b)    receipt of any notice or other communication from any Governmental Entity in connection with the Transactions;
(c)    the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;
(d)    the commencement or threat of any Action involving or affecting any of the Apollo Entities or any of their properties or assets;
(e)    the occurrence of any fact or event that causes or is reasonably likely to cause a breach by any of the Apollo Entities of any provision of this Agreement;
(f)    the occurrence of any fact or event of which the Apollo Entities become aware that results in the inaccuracy in any representation or warranty of any of the Apollo Entities in this Agreement; and
(g)    the occurrence of any event that, had it occurred prior to the Execution Date without any additional disclosure hereunder, would have constituted a Material Adverse Effect;
provided, that the delivery of any notice by the Apollo Entities pursuant to this Section 7.4 shall not modify any representation or warranty of the Apollo Entities, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to Saturn and the failure of Saturn to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the Apollo Entities.

7.5    Confidentiality
(a)    The Parties acknowledge that they have previously executed a Multi-Party Nondisclosure Agreement, dated August 1, 2023 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms; provided, however, that (A) any Confidential Information (as such term is defined in the Confidentiality Agreement) of any of the Apollo Entities that constitutes Business Confidential Information shall, notwithstanding anything to the contrary in the Confidentiality Agreement, no longer be deemed to be subject to the terms of the Confidentiality Agreement, and the terms of the Confidentiality Agreement applicable to such Business Confidential Information, but shall instead be deemed to be superseded by the terms of this Section 7.5 solely with respect to such Confidential Information of any of the Apollo Entities that constitutes Business Confidential Information, and (B) the Confidentiality Agreement shall, solely with respect to such Confidential Information of such Apollo Entities that constitutes Business Confidential Information, be deemed to be of no further force or effect.
(b)    From and after the Closing, except with the prior written consent of the other Party, each Party shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not disclose (other than to its officers, directors, employees, attorneys and other advisors with a bona fide need-to-know, provided, that such Persons have agreed to the confidentiality restrictions that are at least as protective of such information as those contained herein and each Party shall remain liable for the breach of such confidentiality obligations by any Person to which it discloses such information) the terms and conditions of this Agreement and matters regarding the interpretation of this Agreement or any Ancillary Agreement; except that either Party may disclose such information to the extent that (A) disclosure of such information to a Governmental Entity or arbitrator appointed in accordance with Section 12.6 is reasonably necessary for such Party to enforce its rights hereunder and such information is disclosed to such Governmental Entity or arbitrator in connection with any Legal Proceedings involving a dispute between the Parties, or (B) such Party is required by Applicable Law to divulge or disclose any such information (in which case such Party shall promptly notify the other Party in advance of disclosing such information (to the extent notification is permitted by Applicable Law) and use commercially reasonable efforts to obtain an Order or other assurances that confidential treatment will be accorded to the portion of such information required to be disclosed).
(c)    From and after the Closing, except with the prior written consent of the other Party or to the extent permitted by Section 7.5(d), each Party shall, and shall cause its Affiliates and its and its respective Representatives to, keep confidential and not disclose (other than to its officers, directors, employees, contractors, attorneys and other advisors with a bona fide need-to-know, provided that such Persons have agreed to the confidentiality restrictions that are at least as protective of the Business Confidential Information as those contained herein and each Party shall remain liable for the breach of such confidentiality obligations by any Person to which it discloses such information) all Business Confidential Information, except to the extent that (A) such Party can demonstrate by competent evidence that, at the time of the disclosure, through no wrongful act or omission of such Party or its Affiliates, such information has otherwise been made public, (B) subject to Section 2.4(a)(ii), disclosure of any such information is reasonably necessary for such Party’s prosecution, maintenance or enforcement of the Licensed IP as permitted by Section 2.4; (C) disclosure of such information to a Governmental Entity or arbitrator appointed in accordance with Section 12.6 is reasonably necessary for such Party to enforce its rights hereunder and such information is disclosed to such Governmental Entity or arbitrator in connection with any Legal Proceedings involving a dispute between the Parties, or (D) such Party is required by Applicable Law to divulge or disclose any such information (in which case that such Party shall promptly notify the other Party in advance of disclosing such information (to the extent notification is permitted by Applicable Law) and use commercially reasonable efforts to obtain an Order or other assurances that confidential treatment will be accorded to the portion of such Confidential Information required to be disclosed).
(d)    For clarity, nothing in these Sections 7.5(a)-7.5(d) are intended to prevent a Party from exercising any of such Party’s rights under the Licenses granted in Section 2 provided that such Party complies with the terms of Sections 2.3 and uses reasonable commercial efforts to protect the confidentiality of the Business Confidential Information and treats such Business Confidential Information with the same degree of care as it treats to own confidential information of a similar nature.
(e)    From and after the Closing, except with the prior written consent of Saturn or as expressly set forth below, each of the Apollo Entities shall, and shall cause their Affiliates and their respective Representatives to, keep confidential and not disclose, the Saturn Confidential

Information, except that the Apollo Entities may disclose Saturn Confidential Information to the extent that (A) disclosure of such information to a Governmental Entity or arbitrator appointed in accordance with Section 12.6 is reasonably necessary for such Party to enforce its rights hereunder and such information is disclosed to such Governmental Entity or arbitrator in connection with any Legal Proceedings involving a dispute between the Parties, or (B) such Apollo Entities are required by Applicable Law to divulge or disclose any such information (in which case such Apollo Entities shall promptly notify Saturn in advance of disclosing such information (to the extent notification is permitted by Applicable Law) and use commercially reasonable efforts to obtain an Order or other assurances that confidential treatment will be accorded to the portion of such information required to be disclosed). From and after the Closing, except with the prior written consent of Saturn, the Apollo Entities shall not, and shall ensure their Affiliates and Representatives will not, use Saturn Confidential Information for any purposes other than performing the Apollo Entities’ obligations under this Agreement and the Support Services Agreement. Each of the Apollo Entities shall use the same degree of care, but no less than reasonable care, to protect Saturn Confidential Information as it uses to protect its own confidential information of like nature. Unless otherwise expressly provided in the Support Services Agreement, the Apollo Entities may disclose Saturn Confidential Information only to their employees who have a need to know such information for the performance of this Agreement or any Ancillary Agreements, have been advised of the terms of this Section, and are bound written and enforceable obligations of confidentiality that are at least as protective of Saturn Confidential Information as those in this Agreement and Section 5 of the Support Services Agreement, and each of the Apollo Entities shall be liable for any breach hereof of thereof by such Persons. At any time as may be earlier requested by Saturn, the Apollo Entities will return to Saturn, or to the extent requested by Saturn, destroy, any and all tangible embodiments of any Saturn Confidential Information in such Apollo Entities’ or their Affiliates’ or Representatives possession and provide written confirmation of the same to Saturn.
(f)    The prohibitions against disclosure of information recited herein are in addition to, and not in lieu of, any rights or remedies that a Party may have available pursuant to Applicable Laws of any jurisdiction or at common law to prevent the disclosure of Trade Secrets or proprietary information, and the enforcement by a Party of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.
7.6    Public Disclosure
No Party shall, and no Party shall permit its Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement with respect to this Agreement, any Ancillary Agreement or the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Applicable Law or rules or regulations of any United States or foreign securities exchange, with it being acknowledged by the Parties that Saturn is subject to certain Applicable Law with respect to publicly filing certain information relating to this Agreement with the United States Securities and Exchange Commission, or (b) to the extent the contents of such release or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in accordance with this Section 7.6. Notwithstanding anything to the contrary set forth herein, nothing herein will prohibit disclosure made by any Party or its Affiliates required to enforce any such Party’s or its Affiliates’ rights or remedies relating to this Agreement, any Ancillary Agreements or the Transactions or defend against any claim brought by any relevant party or otherwise make any statement, or provide information, in any Legal Proceeding arising under this Agreement or any Ancillary Agreement.
7.7    Expenses
Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs or expenses. The Parties shall equally be responsible for, and shall pay, all fees, costs and expenses related to obtaining any consents from Governmental Entities and third parties that are required for the consummation of the Transactions.
7.8    Tax Matters
(a)    All personal property and similar ad valorem Taxes and, more generally, all Taxes which accrue with the passage of time that relate to the Apollo Business or the Specified Assets and are applicable to a Straddle Period shall be prorated based on the number of days in such Straddle Period that occurs on or before the Closing Date, on the one hand, and the number of days in such

Straddle Period that occurs after the Closing Date, on the other hand, with the amount of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date being the responsibility of the Apollo Entities and the remainder being the responsibility of Saturn. Except for Transfer Taxes, all other Taxes for such Straddle Periods shall be allocated based on an interim closing of the books as of the end of the Closing Date, with the amount of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date being the responsibility of the Apollo Entities and the remainder being the responsibility of Saturn.
(b)    The Apollo Entities shall pay all Taxes pertaining to the Apollo Business and Specified Assets (and shall comply with the provisions of Applicable Law with respect to such Taxes), for any taxable period (or portion thereof) ending on or before the Closing Date. Without limitation to the foregoing, the Apollo Entities and their Affiliates shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to them with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Specified Assets or on Saturn’s title or use of the Specified Assets following the Closing or that would reasonably be expected to result in any claim against Saturn.
(c)    Notwithstanding anything herein to the contrary, the Apollo Entities shall be liable for and pay, and agrees to indemnify and hold harmless Saturn and its Affiliates from and against, any and all real property transfer or gains, income, sales, use, stamp, value added, goods and services, stock transfer or other similar Taxes (including penalties and interest) imposed on or pertaining to the Transactions (collectively, “Transfer Taxes”). The Party responsible under Applicable Law for submitting payment of such Transfer Taxes to the applicable Tax authority shall appropriately file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by Applicable Law, each Party shall join in the execution of any such Tax Returns and other documentation.
(d)    After the Closing, each of the Apollo Entities and Saturn shall (and shall cause their or its respective Affiliates to), to the extent related to the Apollo Business or the Specified Assets:
(i)    provide the other Party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return;
(ii)    cooperate to the extent reasonably requested by the other Party in preparing for any audits of, or disputes with any Tax authority regarding Taxes or Tax Returns;
(iii)    make available to the other Party and to any Tax authority as reasonably requested all information, records and documents relating to Taxes or Tax Returns; and
(iv)    timely sign and deliver such certificates or forms as may be reasonably requested by the other Party to the extent necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes.
(e)    The relationship between the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party. Neither Party (nor any successor, assignee, transferee, or Affiliate of a Party) will treat or report the relationship between the Parties arising under this Agreement as a partnership for United States Tax purposes, unless otherwise required pursuant to Applicable Law. If there is an inquiry by any Governmental Entity of any Party related to this Section 7.8(e), the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner consistent with this Section 7.8(e).
(f)    None of the Apollo Entities nor any of their Affiliates or agent shall file any United States federal, state, or local Tax Return relating to the Transactions, unless (i) any of the Apollo Entities requests and receives from Saturn an allocation of the Total Consideration for applicable United States Tax purposes (including Section 1060 of the Code) and (ii) files all such Tax Returns consistently therewith.

(g)    The Apollo Entities hereby authorize Saturn, if directed by any Governmental Entity, to pay the Total Consideration or Earnout Payments (or any part thereof) to such Governmental Entity in satisfaction of any Tax deficiencies of the Apollo Entities, and any such payment shall be treated by the Parties as a payment made by Saturn to the Apollo Entities.
(h)    For purposes of all Applicable Laws pertaining to Tax, the Parties intend Apollo China to be the sole seller of the Specified Assets and the sole licensor of the Licensed IP. To the extent that any Specified Assets are delivered by an Apollo Entity other than Apollo China, the Parties intend to treat such delivery as made on behalf of Apollo China. To the extent any Licensed IP is licensed by any Apollo Entity other than Apollo China, the Parties intend to treat such license as a license of Intellectual Property by Apollo China.
7.9    Certain Transitional Matters
The Apollo Entities covenant and agree that, subsequent to the Closing, the Apollo Entities shall deliver to Saturn, promptly after the receipt thereof after the Closing and in the form received, copies of all inquiries, correspondence or other items and materials received by the Apollo Entities from any Person related to the Specified Assets that have not already been delivered to Saturn as of the Closing Date.
7.10    Reasonable Efforts; Further Assurances
At any time and from time to time after the Closing for the duration of the License, as and when requested by Saturn, the Apollo Entities shall promptly execute and deliver such other instruments of transfer, obtain any Permits and take such other actions as Saturn or its counsel may reasonably request in order to (a) transfer to Saturn the Specified Assets, (b) License to Saturn the Licensed IP, (c) ensure that Saturn is fully vested in the Specified Assets, and (d) consummate the Transactions.
7.11    Reconciliation
Without limiting the generality of Section 7.12:
(a)    For six (6) months after the final delivery of the Specified Assets, either Party may notify the other Party of any Asset retained by any of the Apollo Entities following the Closing Date that such Party reasonably believes should have been transferred to Saturn under this Agreement as part of the Specified Assets. The Apollo Entities shall promptly notify Saturn if any of the Apollo Entities discovers any such Specified Assets, or asset that should have been a Specified Asset, in such Apollo Entities’ possession or control and shall promptly deliver such asset to Saturn upon request. If the Parties determine in good faith that such Asset was intended to be transferred to Saturn as part of the Specified Assets under this Agreement, such Asset shall be assigned by the applicable Apollo Entities to Saturn or an Affiliate of Saturn designated by Saturn without any additional consideration, and the Apollo Entities agree to use commercially reasonable efforts during such period to promptly deliver or cause to be delivered any such Asset to Saturn or such Affiliate of Saturn, as applicable.
(b)    For six (6) months after the final delivery of the Specified Assets, the Apollo Entities may notify Saturn of any Asset transferred to Saturn in connection with the Transactions that the Apollo Entities reasonably believe should have been retained by the Apollo Entities under this Agreement as part of the Excluded Assets. If the Parties determine in good faith that such Asset was intended to be retained by the Apollo Entities as part of the Excluded Assets under this Agreement, such Asset shall be assigned by Saturn or its Affiliate to the Apollo Entities (or to their designated Affiliates) without any additional consideration, and Saturn agrees to use commercially reasonable efforts during such period to promptly deliver or cause to be delivered any such Asset to the applicable Apollo Entities or to their designated Affiliates, as applicable.
7.12    Agreements Relating to Transfer of Specified Assets
At the request of the Apollo Entities, Saturn will use reasonable efforts to cooperate with the Apollo Entities in the transfer of the Specified Assets to reduce the applicable Transfer Taxes, including at the request of the Apollo Entities by accepting any embodiment of a Specified Asset to Saturn via remote telecommunication if such delivery would be reasonably expected to reduce any such Taxes. At or promptly following the Closing, the Apollo Entities shall transfer electronically to Saturn all of the Specified Assets (including software (whether in object code or source code form), firmware, middleware, databases, plugins, libraries, APIs, interfaces and algorithms) that can be transmitted to Saturn electronically (“Remotely Transferred Assets”) and shall not deliver any Remotely Transferred Assets to Saturn on any tangible medium. Promptly following any electronic transmission, the Apollo Entities shall execute and deliver to Saturn a certificate containing at a minimum, the following information: (a) the date of transmission; (b) the time transmission was commenced and concluded; (c) the name of the individual who made the transmission; (d) the signature of such individual; (e) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions; and (f) evidence of such transfers reasonably satisfactory to Saturn. Neither Saturn nor any Affiliate of Saturn shall be responsible for the Tax consequences to any of the Apollo Entities of any efforts to reduce any Transfer Taxes by taking the actions contemplated by this Section 7.12, and the Apollo Entities shall pay and indemnify and hold harmless Saturn and its Affiliates from and against any Taxes, fines, penalties, assessments, costs and expenses incurred by Saturn or any of its Affiliates arising out of or with respect to any action taken by Saturn at the request of the Apollo Entities pursuant to this Section 7.12.
7.13    Specified Contracts
The Parties agree and acknowledge that (a) the Specified Contracts relate solely to the ROW Territory and (b) it is the Parties’ intent for the Apollo Entities to, during the Restricted Period, receive and/or hold any account receivables under the Specified Contracts, solely for the benefit of Saturn and to act as an agent of Saturn in order for Saturn to receive all benefits under the Specified Contracts. In furtherance of the foregoing, the Apollo Entities shall promptly pay, or cause to be paid, to Saturn all amounts received by the Apollo Entities under the Specified Contracts and the Apollo Entities shall not modify or voluntarily terminate the Specified Contracts without Saturn’s prior written consent.
7.14    Apollo-Registered Intellectual Property
(a)    During the Pre-Closing Period, the Apollo Entities will not cease or abandon the prosecution or maintenance of any Apollo-Registered Intellectual Property, or allow to lapse any Apollo-Registered Intellectual Property, and the Apollo Entities shall continue to prosecute and maintain all Apollo-Registered Intellectual Property, including by timely paying all filing, examination, registration, maintenance, renewal and other fees and Taxes due any Registration Office and timely filing all documents, applications and certificates including all responses to office actions and other requests for information, with the applicable Registration Offices for the purposes of maintaining, perfecting, preserving or renewing the Apollo-Registered Intellectual Property, in each case in accordance with Applicable Law and taking all other actions that are required by Applicable Law in order to avoid loss or abandonment of any of the Apollo-Registered Intellectual Property. The foregoing shall include the actions identified in Section 5.7(a)(v) of the Apollo Disclosure Schedule. The Apollo Entities will provide to Saturn copies of the proposed filings documents at least ten (10) Business Days prior to the due date (the “Due Date”) for review and approval by Saturn or its counsel. If Saturn has not provided its approval or modifications to the filing documents within such period, the applicable Apollo Entities shall file the filings documents prior to the Due Date.
(b)    At least five (5) Business Days prior to the Closing Date, the Apollo Entities will deliver to Saturn a complete and accurate updated list of all actions that must be taken within one hundred twenty (120) days of the Closing Date with respect to any of the Apollo-Registered Intellectual Property and each item of Apollo-Licensed Intellectual Property that is Registered Intellectual Property and is exclusively licensed to the Apollo Entities, including the payment of any filing, examination, registration, maintenance, renewal and other fees and Taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property and to avoid loss or abandonment thereof, in each case in accordance with Applicable Law.
7.15    Non-Solicitation of Employees of Apollo Entities
From the Closing Date until the earlier of (a) twenty-four (24) months following the Closing Date or (b) the occurrence of a Triggering Event, Saturn shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit, hire or engage any employee of any of the Apollo Entities, except pursuant to general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.15 shall prevent Saturn or any of its Affiliates from hiring (a) any individual whose employment has been terminated by the applicable Apollo Entities or (b) with the Apollo Entities’ written consent (not to be unreasonably withheld, delayed or conditioned).
7.16    Compliance with Trade Controls

(a)    The Apollo Entities shall conduct their activities under this Agreement in compliance with all Applicable Laws and regulations pertaining to export controls and trade and economic sanctions (collectively, “Trade Controls”). None of the Apollo Entities shall (i) directly export, reexport, transfer, or otherwise release or provide directly, or (ii) knowingly or intentionally, indirectly export, reexport, transfer, or otherwise release or provide indirectly, any products, technology, or software to any country, territory, entity, or individual, or for any end-use, in violation of Trade Controls.
(b)    None of the Apollo Entities shall directly, or, knowingly or intentionally, indirectly, use any proceeds of the Transactions or any other funds received from Saturn to pay, lend, contribute or otherwise make available such proceeds or funds: (i) to any Restricted Country; (ii) to any Prohibited Party; or (iii) otherwise in violation of Trade Controls.
(c)    The Apollo Entities will promptly notify Saturn if any of the Apollo Entities becomes a Restricted Party or if any of the foregoing representations cease to be true, and shall provide to Saturn upon request further information as may be needed for purposes of Saturn’s compliance with Trade Controls.
8.    Apollo Change of Control
8.1    Change of Control
Subject to the terms and conditions of this Agreement (including the Section 8.2(a)), after the Closing, the Apollo Entities may enter in an Apollo Change of Control transaction; provided that the purchaser party to such Apollo Change of Control executes and delivers to Saturn an assumption agreement, in form reasonably acceptable to Saturn, pursuant to which such purchaser party shall assume, and agree to comply with, perform and discharge as and when due, all of the Apollo Entities’ obligations, liabilities and duties under this Agreement and the Ancillary Agreements to the same extent that that the Apollo Entities would have performed their obligations if the Apollo Change of Control had not occurred. However, during the Restricted Period, the Apollo Entities agree that Saturn shall have a right to submit a proposal in respect of any contemplated Apollo Change of Control transaction, in accordance with Section 8.1(a).
(a)    Negotiation. If any of the Apollo Entities receives any proposal concerning, or otherwise wishes to pursue, a transaction that is, or could reasonably be expected to result in, an Apollo Change of Control, the Apollo Entities shall deliver a written notice (each, a “CoC Notice”) of such proposal to Saturn setting forth the terms of such proposal in reasonable detail and the identity of the counterparty. Upon receipt of a CoC Notice, Saturn shall have a right (but not an obligation) to negotiate with the applicable Apollo Entities on a non-exclusive basis concerning a transaction that is, or could reasonably be expected to result in, an Apollo Change of Control in favor of Saturn. Within thirty (30)-days after Saturn’s receipt of a CoC Notice, Saturn shall have the option to make a bid or proposal relating to an Apollo Change of Control in favor of Saturn (the “Saturn Proposal”). If Saturn delivers the Saturn Proposal within such thirty (30)-day period, the Apollo Entities shall negotiate, in good faith, with Saturn, for a period of no less than thirty (30) days, and, if such Saturn Proposal is acceptable to the Apollo Entities, then finalize definitive agreements in connection with an Apollo Change of Control.
(b)    Definitions. For the purposes of this Section 8.1, the following terms shall have the meaning assigned as below:
(i)    “Apollo Change of Control” means (A) any consolidation or merger of any of the Apollo Entities (or any of their Affiliates) with or into another Person, or any other corporate reorganization, other than any such consolidation, merger or reorganization which the stockholders (or its equivalent) of any of the Apollo Entities immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions immediately after such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which any of the Apollo Entities is a party in which a majority of any Apollo Entities’ voting power is transferred (directly or indirectly) to a Person that is not an Affiliate of the Apollo Entities as of the Execution Date, (C) any transaction or series of related transactions to which any of the Apollo Entities is a party in which in excess of fifty percent (50%) of any Apollo Entities’ assets, is sold, transferred, exclusively licensed or otherwise disposed of.

(ii)    “Apollo Triggering Change of Control” means any transaction or series of related transactions to which any of the Apollo Entities (or any of their Affiliates) is a party or is otherwise bound by that result in a Prohibited Party becoming a Beneficial Owner of any of the Apollo Entities (or any of their Affiliates) or of the Licensed IP (whether in part of or as a whole).
(iii)    “Beneficial Owner” means, with respect to any of the Apollo Entities, any of their Affiliates or any of the Licensed IP, a Person who, directly or indirectly, has the ability to exercise any control over or direct or influence the actions of, or who owns or controls, directly or indirectly, any interest in, any such Apollo Entities, Affiliates or Licensed IP.
(iv)    “Prohibited Party” means (A) any Person or organization appearing on a U.S. Government prohibited or restricted parties list, including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Denied Persons List, Entity List, or Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security, or the List of Debarred Parties maintained by the U.S. Department of State’s Directorate of Defense Trade (the “Prohibited Party Lists”); (B) any Person that is directly or indirectly fifty percent (50%) or more owned or otherwise controlled, individually or in the aggregate, by a Person or Persons designated on a Prohibited Party List, (C) any other Person that is otherwise reasonably expected to become a Person described in the foregoing clause (A) or clause (B), by virtue of having received a show-cause notice or other written notice or communication from a U.S Governmental Entity in relation to inclusion into a Prohibited Party List.
8.2    Transfer of Intellectual Property Upon Triggering Event
Notwithstanding anything in this Agreement to the contrary and without limiting the generality of Section 8.1:
(a)    In the event of the occurrence of a Triggering Event during the Restricted Period due to Apollo Triggering Change of Control or Apollo Triggering Breach, all legal title to and ownership to the Licensed IP shall hereby automatically and immediately, without further action by any Party, be transferred by the Apollo Entities to Saturn in consideration for the payment pursuant to Section 4.1, effective as of immediately prior to such Apollo Triggering Change of Control or Apollo Triggering Breach, as the case may be. In furtherance of the foregoing, the decryption keys associated with the WIP Assets shall be provided to Saturn immediately prior to the occurrence of such event; provided, however, if the transfer of any legal title to and ownership of the Licensed IP requires any Permit, the Apollo Entities shall use best efforts to take all actions as necessary and appropriate to obtain such Permit and effectuate the transfer contemplated in this Section 8.2(a).
(b)    In the event of an Apollo Insolvency Event, all legal title and ownership to the Licensed IP shall hereby automatically and immediately, without any further action by any Party, be transferred by the Apollo Entities or their trustee or administrator of the bankruptcy to Saturn; provided, that, Saturn shall, as soon as reasonably practicable following such transfer being fully effective, pay to the applicable Apollo Entities the Triggering Event Payments; provided, further, if the transfer of any legal title to and ownership of the Licensed IP requires any Permit, the Apollo Entities shall use best efforts to take all actions as necessary and appropriate to obtain such Permit and effectuate the transfer contemplated in this Section 8.2(b). In furtherance of the foregoing, simultaneously with the transfer and assignment of the Licensed IP, the Apollo Entities shall provide to Saturn, the decryption keys associated with the WIP Assets. In the event that upon the occurrence of an Apollo Insolvency Event, the transfer and assignment of the Licensed IP and delivery of WIP Assets is prohibited by Applicable Law or otherwise unable to be effected, (x) the Parties intend for Saturn’s rights under this Agreement to survive any bankruptcy or other Apollo Insolvency Event, (y) the Apollo Entities agree and acknowledge that if any of the Apollo Entities, as a debtor in possession or a trustee in bankruptcy, rejects this Agreement, Saturn shall be entitled to retain its rights under this Agreement, and (z) in furtherance of the foregoing clauses (x) and (y), the Apollo Entities or their trustee or administrator of the bankruptcy, as the case may be, shall execute and deliver such additional documents and instruments and perform such additional acts (or refrain from taking any action or permit any action to be taken or not taken) as may be necessary or appropriate to (A) effectuate the Parties’ intent as set forth in this Section 8.2(c) and (B) not interfere with the rights of Saturn as provided in this Agreement.

(c)    In the event that any of the Apollo Entities (or any of their Affiliates) becomes a Prohibited Party or the Transactions become illegal, unlawful, or otherwise prohibited under Applicable Law (the “Regulatory Event”), the Parties intend for their respective rights to survive such occurrence to the fullest extent permitted under Applicable Laws; provided, that, upon the occurrence of a Regulatory Event and payment of the Triggering Event Payments, (i) Saturn may offer employment or engagement to all or certain members of the Apollo Services Team who satisfy Saturn’s generally applicable requirements (each, an “Offered Employee”), and the Apollo Entities shall take all actions necessary and appropriate to facilitate such offers and engagements, (ii) upon written notice by Saturn of the identity of the Offered Employees and their respective start dates of engagement or employment, the Apollo Entities shall terminate the employment or service of each such Offered Employee, effective as of one Business Day prior to each such Offered Employee’s applicable start date, and (iii) the Apollo Entities shall immediately provide to Saturn the decryption keys associated with the WIP Assets to Saturn. The Apollo Entities shall be responsible for all Liabilities associated with the termination of the Offered Employees.  The Parties agree to execute and deliver such additional documents and instruments and perform such additional acts (or refrain from taking any action or permit any action to be taken or not taken) as may be necessary or appropriate to (A) effectuate the Parties’ intent as set forth in this Section 8.2(c) and (B) not interfere with the rights of Saturn as provided in this Agreement.
(d)    The Parties hereby agree that in furtherance of the delivery of WIP Assets contemplated in Section 8.2(a) through Section 8.2(c), the Apollo Entities shall, on a periodic basis (the frequency of which to be agreed by the Parties in good faith), provide, or cause to be provided, to Saturn access to the WIP Assets in encrypted form, and shall pursuant to the terms and conditions set forth in Section 8.2(a) through Section 8.2(c) provide the decryption keys associated with the WIP Assets to Saturn.
(e)    To effectuate the transaction set forth in Section 8.2(a) and Section 8.2(b), each of the Apollo Entities hereby irrevocably appoints Saturn (or Saturn’s designee) as such Apollo Entities’ agent and grants an irrevocable power of attorney to Saturn (or Saturn’s designee) with full power of substitution upon the occurrence of a Triggering Event to do all things and perform all acts that are necessary and appropriate to effect the intent of the Parties as set forth herein, including with respect to Section 8.2(a) and Section 8.2(b), to consummate the transfer and make any relevant filing or registration with the appropriate Registration Office reflecting such transfer.
(f)    Definitions.
(i)    “Apollo Insolvency Event” means, where (A) any of the Apollo Entities becomes unable to pay their debt or other payment obligations as such obligations become due or otherwise engage in a transaction that would amount to a fraudulent conveyance, (B) any of the Apollo Entities makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property or (C) any of the Apollo Entities files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof.
(ii)    “Apollo Services Team” means the employees and independent contractors of the Apollo Entities who are associated with, responsible for, or necessary to, the provision of the Apollo Services (as defined in the Support Services Agreement) to Saturn pursuant to the Support Services Agreement; provided, that, “Apollo Services Team” shall include each of the individuals set forth on Schedule A to the Support Services Agreement to the extent such individuals remain an employee or independent contractor of the Apollo Entities at the time of the Regulatory Event.
(iii)    “Apollo Triggering Breach” means any material breach by any of the Apollo Entities of the covenants set forth in Section 7.16.
(iv)    “Triggering Event” means any of the following: (A) Apollo Insolvency Event, (B) any of the Apollo Entities (or any of their Affiliates) becomes a Prohibited Party, (C) a Regulatory Event, (D) Apollo Triggering Change of Control, or (E) Apollo Triggering Breach.
(v)    “Triggering Event Payments” means the following: (A) the amount of the Total Consideration due and payable based on the deliverables delivered to Saturn as of such date in accordance with Section 4.1 and the Consideration and Delivery Schedule and subject to Saturn’s rights under Section 4.5; (B) the amount mutually agreed by the Parties in good faith as reasonable consideration for the WIP Assets and the decryption keys associated therewith; (C) the amount of the Earnout Payments, if any, due or accrued as of such date in accordance with Section 4.4 and the Earnout Schedule; and (D) the amount of the Earnout Payments for the remainder of the Earnout Period, payable in the future as and when earned in accordance with Section 4.4 and the Earnout Schedule or as otherwise mutually agreed by the Parties. For the avoidance of doubt, in the event that the Triggering Event Payments are required to be made pursuant to this Agreement, unless otherwise agreed by the Parties, the Earnout Payments in respect of period in the future of the Earnout Period shall be paid as and when earned in accordance with Section 4.4 and the Earnout Schedule.
(vi)    “WIP Assets” shall mean all partially completed and work-in-progress Specified Assets associated with the Designated Products set forth in Schedule 1.1(b) of this Agreement.
8.3    Covenants Not to Sue
(a)    Upon the Licensed IP being transferred to Saturn in accordance with Section 8.2(a) or Section 8.2(b), Saturn hereby covenants not to sue any of the Apollo Entities, but solely in the Apollo Territory, during the Restricted Period, and after the Restricted Period, worldwide, for any of the Apollo Entities’ use of the Licensed IP, subject to Section 2.3 of the Agreement. The covenant not to sue in this Section 8.3 does not extend to or include any action by Saturn (or its Affiliates) to enforce this Agreement or any of the Ancillary Agreements.
(b)    Upon the occurrence of a Regulatory Event, each of the Apollo Entities hereby (i) covenants not to sue Saturn or any of its Affiliates for use of the Licensed IP during the Restricted Period in the ROW Territory, and after the Restricted Period, worldwide, (ii) fully and irrevocably waives any right that such Apollo Entity may have with respect to, and covenants not to enforce or otherwise seek recourse for, any non-compete, non-solicit or other restrictive covenant obligations of any Offered Employee, including confidentiality obligations that have a similar effect and hereby releases all Offered Employees from such obligations, and hereby releases all claims any of the Apollo Entities may have against any Offered Employees and Saturn and all of its Affiliates with respect to employment by Saturn or any of its Affiliates of such Offered Employees and all services provided by such Offered Employees to Saturn and its Affiliates; and (iii) acknowledges and agrees that Saturn shall have no further non-solicitation obligations to any of the Apollo Entities pursuant to Section 7.15.
9.    Conditions to Closing
9.1    Conditions to the Obligations of Saturn
The obligations of Saturn to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Saturn:
(a)    Representations, Warranties and Covenants
Each of the Fundamental Representations and the Specified Representations, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date). Each of the other representations and warranties of any of the Apollo Entities in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).
(b)    Performance of Obligations. The Apollo Entities shall have performed and complied in all material respects each of the covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c)    Apollo Closing Certificate. Saturn shall have received a certificate, in form and substance reasonably satisfactory to Saturn, validly executed on behalf of each of the Apollo Entities by a duly authorized officer of each such Apollo Entity, certifying that the conditions set forth in Sections 9.1(a), 9.1(b) and 9.1(f) have been satisfied (the “Apollo Closing Certificate”).
(d)    Secretary’s Certificate. Saturn shall have received from each of the Apollo Entities a certificate, in form and substance reasonably satisfactory to Saturn, validly executed by such Apollo Entity’s Secretary having attached thereto: (i) the Organizational Documents of such Apollo Entity, (ii) the resolutions approved by the board of directors of such Apollo Entity authorizing the Transactions, (iii) the Requisite Stockholder Approval, if applicable, and (iv) the certificates of good standing of such Apollo Entity issued by the jurisdiction of formation or organization and for each other state or jurisdiction where such Apollo Entity is qualified to do business, in each case dated as of a date no more than two (2) Business Days prior to the Closing Date.
(e)    No Legal Proceeding. There shall not be pending any Legal Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions; (ii) relating to the Transactions and seeking to obtain from Saturn or its Affiliates, or from any of the Apollo Entities any Damages or other relief that would be material to Saturn or the Specified Assets or Licensed IP; or (iii) that would materially and adversely affect the right of Saturn to own the Specified Assets or use the Licensed IP.
(f)    No Material Adverse Change. There shall not have occurred any event, change or effect that has had or could reasonably be expected to have a Material Adverse Effect.
(g)    Bill of Sale. The applicable Apollo Entities shall have executed and delivered a bill of sale to Saturn with respect to the Specified Assets delivered at Closing, in substantially the form attached hereto as Exhibit B (each, a “Bill of Sale”).
(h)    Support Services Agreement. Each of the Apollo Service Entities shall have executed and delivered to Saturn the Support Services Agreement.
(i)    Closing Date Specified Assets. The Apollo Entities shall have delivered to Saturn the Specified Assets to be delivered at the Closing as specified in the Consideration and Delivery Schedule.
(j)    Governmental Approval. All approvals, waivers and consents, necessary for consummation of or in connection with the Transactions from each Governmental Entity.
(k)    Release of Encumbrances. Saturn shall have received evidence reasonably satisfactory to Saturn of the release and termination of any and all Encumbrances on any of the Specified Assets (other than the Permitted Encumbrances).
(l)    IRS Form W-8. Saturn shall have received original, properly completed Internal Revenue Service Form W-8 duly executed on behalf of each of the Apollo Entities by an authorized representative of each of the Apollo Entities.
(m)    Pre-Transaction Restructuring. Saturn shall have received from the Apollo Entities sufficient evidence (in form and substance reasonably satisfactory to Saturn) that the Pre-Transaction Restructuring has been effectuated.
(n)    Other Conditions. Any other conditions that the Parties may reasonably agree in writing (through email sufficing), no less than five (5) days prior to the Closing Date, to constitute as a condition precedent to the Closing.
(o)    Miscellaneous. Saturn shall have received from the Apollo Entities all such other documents, instruments and certificates of the Apollo Entities, and the Apollo Entities shall have taken all such other action, as shall be reasonably necessary to effect the Transactions.
9.2    Conditions to Obligations of the Apollo Entities

. The obligations of the Apollo Entities to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Apollo Entities:
(a)    Representations, Warranties and Covenants. The representations and warranties of Saturn in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).
(b)    Performance of Obligations. Saturn shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
(c)    Saturn Closing Certificate. The Apollo Entities shall have received a certificate executed on behalf of Saturn by an authorized officer of Saturn certifying that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied (the “Saturn Closing Certificate”) and, which shall attach resolutions approved by the board of directors of Saturn authorizing the Transactions.
(d)    Support Services Agreement. Saturn shall have executed and delivered the Support Services Agreement.
10.    Termination and Waiver
10.1    Termination
Subject to Section 10.2, this Agreement may be terminated and the Transactions contemplated by this Agreement abandoned at any time prior to the Closing (with respect to Sections 10.1(b) through 10.1(d), by written notice by the terminating Party to the other Party):
(a)    by the mutual written consent of the Parties;
(b)    by either Party if the Closing does not occur before 11:59 p.m. Pacific time on March 31, 2024; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the consummation of the Transactions to occur on or before such date, further provided that the Party who has failed to fulfill such obligation shall first be provided with a grace period of fifteen (15) days to fulfil such obligation before such a right becomes unavailable to it;
(c)    by either Party if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final Order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, unless the Party relying on such Order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;
(d)    by either Saturn or the Apollo Entities, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 9.1 (in the case of termination by Saturn) or Section 9.2 (in the case of termination by the Apollo Entities) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching Party of written notice of such breach from the other Party;
(e)    by Saturn, if there shall have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, or results of operations of the Apollo Entities, that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or
(f)    by Saturn, effective immediately in the event of any of the following: (1) any of the Apollo Entities (or any of their Affiliates) becomes a Restricted Party; (2) any of the Apollo Entities (or any of their Affiliates) violates the representations in Section 5.20; or (3) Saturn reasonably determines that its compliance obligations with respect to Trade Controls necessitate termination of this Agreement (it being understood and acknowledged that termination under this clause (f) shall be deemed a termination for just cause and shall relieve Saturn of any obligation under this Agreement).
10.2    Effect of Termination
In the event of termination of this Agreement as provided in Section 10.1, this Agreement will forthwith become void and there shall be no liability or obligation on the part of Saturn or the Apollo Entities, or its or their respective officers, directors, or stockholders; provided, that, each Party will remain liable for any willful breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; provided, further, the provisions of Sections 7.5, 7.6, 7.7, 10.2 and 12 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 10; provided, further, that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement.
10.3    Extension; Waiver
At any time prior to the Closing, the Parties, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.
11.    Indemnification
11.1    Indemnification by the Apollo Entities
Subject to the terms, conditions and limitations set forth in this Section 11, from and after the Closing, each of the Apollo Entities shall, jointly and severally, indemnify and hold harmless Saturn and its Affiliates, and their respective officers, directors, agents, attorneys, Representatives and employees, and each Person, if any, who controls or may control Saturn within the meaning of the Securities Act (each, an “Saturn-Indemnified Person”) from and against any and all Damages, directly or indirectly, and arising out of a Third-Party Claim or, solely in the case of subparts (a)-(g) below, direct claim, resulting from or arising out of:
(a)    any misrepresentation or breach of any of the representations and warranties given or made by any of the Apollo Entities in Section 5 of this Agreement or any Ancillary Agreement;
(b)    any breach of any covenant or agreement made by any of the Apollo Entities under this Agreement or any Ancillary Agreement;
(c)    any Excluded Asset;
(d)    any Retained Liabilities
(e)    any Excluded Taxes;
(f)    any other Liability arising out of the ownership of the Specified Assets or operation of the Apollo Business prior to the Closing;
(g)    use or exploitation by any of the Apollo Entities or any of their Affiliates of any of the Licensed IP, including sale by any of the Apollo Entities or any of their Affiliates (or any sub-licensee or any distributor) of products incorporating the Licensed IP;
(h)    the failure of the Apollo Entities to deliver the Specified Assets meeting the Acceptance Criteria prior to the applicable Outside Date; and

(i)    fraud, willful breach, or intentional misrepresentation by any of the Apollo Entities.
Notwithstanding anything in this Agreement to the contrary, for the purposes of determining the amount of Damages and whether a breach of a representation or warranty made by any of the Apollo Entities has occurred, all qualifications or exceptions in any representation or warranty relating to or referring to the term “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded.
11.2    Indemnification by Saturn
Subject to the terms, conditions and limitations set forth in this Section 11, from and after the Closing, Saturn shall indemnify and hold harmless the Apollo Entities and their officers, directors, agents, attorneys, Representatives and employees (each, a “Apollo-Indemnified Person”) from and against any and all Damages, directly or indirectly, and arising out of a Third-Party Claim, or, solely in the case of subparts (a) and (b) below, direct claim, resulting from or arising out of:
(a)    any misrepresentation or breach of any of the representations and warranties given or made by Saturn in Section 6 of this Agreement or any Ancillary Agreement;
(b)    any breach of any covenant or agreement made by Saturn under this Agreement or any Ancillary Agreement; and
(c)    use or exploitation by Saturn or any of its Affiliates of the Licensed IP or Specified Assets, including sale by Saturn or its Affiliates (or any sub-licensee or any distributor) of products incorporating Licensed IP, except to the extent such liability results from or arises out of the negligence or misconduct of any of the Apollo Entities (or any of their Affiliates), or any breach by any of the Apollo Entities of this Agreement or any Ancillary Agreement or of any representations and warranties given or made by any of the Apollo Entities in this Agreement or any Ancillary Agreement, or anything described in Sections 11.1(a)-(i) above or for which the Apollo Entities are obligated to indemnify or hold harmless Saturn under this Agreement or any Ancillary Agreement.
Notwithstanding anything in this Agreement to the contrary, for the purposes of determining the amount of Damages and whether a breach of a representation or warranty made by Saturn has occurred, all qualifications or exceptions in any representation or warranty relating to or referring to the term “material,” “materiality,” “in all material respects,” “material adverse effect” or any similar term or phrase shall be disregarded.
11.3    Survival of Representations and Warranties
. The Fundamental Representations and the Tax Representations made by the Apollo Entities in this Agreement, the Apollo Disclosure Schedule or the Apollo Closing Certificate shall survive the execution and delivery of this Agreement and the Closing indefinitely for the duration of the License, the Specified Representations made by the Apollo Entities shall survive for the duration of the Restricted Period, and all other representation and warranties made by the Apollo Entities shall survive for a period of thirty-six (36) months from the Closing Date. The date of expiration of a claim for indemnification under this Agreement is referred to as such claim’s “Expiration Date.”
11.4    Limits on Indemnification
(a)    Subject to Section 11.11, in no event shall the Apollo Entities be responsible for Damages under Section 11.1(a) or Section 11.1(h), in each case, in excess of the fifty percent (50%) of the Total Consideration, except for Damages: (i) arising from, or directly or indirectly related to fraud, willful breach, or intentional misrepresentation, for which responsibility shall be to fullest extent under Applicable Law; or (ii) those arising from breach of the Fundamental Representations, or the Tax Representations, for which responsibility shall not be in excess of an amount equal to one-hundred percent (100%) of the Total Consideration. In no event shall the Apollo Entities be responsible for Damages under Section 11.1(b) through 11.1(g) in excess of an amount equal to the sum of one-hundred percent (100%) of the Total Consideration and any Earnout Payments earned, payable or paid. In no event shall Saturn be responsible for Damages under Section 11.2 in excess of the amounts paid to the Apollo Entities under this Agreement, except for Damages arising from, or directly or indirectly relate to fraud, willful breach, or intentional misrepresentation.

(b)    No claim for Damages shall be made under Section 11.1(a) or Section 11.2(a) unless the aggregate of Damages exceeds $250,000 for which claims are made hereunder by the Indemnified Persons (the “Threshold”), in which case the Indemnified Persons shall be entitled to seek compensation for all Damages, including the amount of the Threshold; provided, however, that the Threshold shall not apply with respect to (i) any Damages arising from, or directly or indirectly relate to, any claims for indemnification involving the Ancillary Agreements, the Tax Representations, the Specified Representations, the Fundamental Representations or fraud, willful breach, or intentional misrepresentation.
(c)    No Indemnified Persons shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement; provided, however, that the foregoing limitation shall not prevent an Indemnified Person from recovering all Damages to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Damages is based upon more than one representation, warranty, agreement or covenant.
11.5    Source of Recovery
All claims for Damages under Section 11.1 determined in accordance with Section 11 and Section 12.6, shall be satisfied (A) first, from the amount withheld by Saturn pursuant to Section 4.5 from (i) any amount of the Total Consideration that is unpaid and due under the Consideration and Delivery Schedule and/or (ii) the Earnout Payments, and (B) thereafter, by the Apollo Entities (on a joint and several basis).
11.6    Indemnification Claims
(a)    To recover Damages under the indemnification obligations of either Party, as applicable, under Section 11.1 or Section 11.2, an Indemnified Person must deliver to the Indemnifying Party on or before the applicable Expiration Date a certificate signed by any officer of the Indemnified Person (an “Officer’s Certificate”) stating the basis of a claim pursuant to Section 11 exist with respect to the indemnification obligations of the Indemnifying Party set forth in Section 11, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related.
(b)    The Indemnifying Party shall have a period of thirty (30) days from and after delivery of any Officer’s Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Person is entitled to receive all of the requested Damages, or (ii) dispute that the Indemnified Person is entitled to receive the requested Damages.
(c)    If the Indemnifying Party does not deliver a response before the expiration of the thirty (30)-day period referred to in Section 11.6(b) disputing any claim or claims made in the Officer’s Certificate, the Indemnified Person shall, subject to the provisions of this Section 11, be entitled to recover such Damages.
(d)    If the Indemnifying Party disputes any claim or claims made in any Officer’s Certificate, the Indemnified Person shall have sixty (60) days to respond in a written statement to the objection of the Indemnifying Party. If after such sixty (60)-day period there remains a dispute as to any claims, the Parties shall attempt in good faith for sixty (60) days to agree upon the rights of the Parties with respect to each of such claims (the “Claims Period”).
11.7    Resolution of Conflicts
If no agreement can be reached after good faith negotiation between the Parties during the Claims Period pursuant to Section 11.6(d), either Party may initiate formal legal action in accordance with Section 12.6 to resolve such dispute. The decision of the court or Arbitral Tribunal as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties.
11.8    Third-Party Claims

(a)    Promptly after receipt by an Indemnified Person of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, Action or Legal Proceeding (each, a “Third-Party Claim”) with respect to which such Indemnified Person may be entitled to receive payment from the Indemnifying Party for Damages pursuant to this Section 11.8, such Indemnified Person will notify the Indemnifying Party promptly following the Indemnified Person’s receipt of such complaint or notice of such Third-Party Claim; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in material prejudice to the Indemnifying Party with respect to such Third-Party Claim.
(b)    The Indemnified Person (i) may by providing advance written notice to Indemnifying Party, select counsel to represent or defend it in any such Third-Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; and (ii) shall have the right to conduct the defense of and to settle or otherwise resolve any such Third-Party Claim, subject to Section 11.8(d); and (iii) shall provide, at the Indemnifying Party’s request, copies of all pleadings and notices with respect to any such Third-Party Claim to the Indemnifying Party. The Indemnifying Party shall have the right to participate (at its own expense) in, but not to determine or conduct, any defense of or settlement negotiations with respect to any such Third-Party Claim, in each case to the extent that receipt of any such documents or other information related to such Third-Party Claim by the Indemnifying Party does not affect any privilege relating to any Indemnified Person. Upon written request by the Indemnified Person, the Indemnifying Party shall use commercially reasonable efforts to reasonably cooperate with the defense of any such Third-Party Claim.
(c)    In any Third-Party Claim for which Indemnifying Party assumes the defense, the Indemnified Person will have the right to participate in such matter and to retain its own counsel at the Indemnified Person’s own expense; provided, however, that if either (i) the Indemnifying Party requests any Indemnified Person to assist in defending, settling or resolving the Third-Party Claim or (ii) in the opinion of either the Indemnifying Party or the Indemnified Person (acting reasonably) there is a legal conflict and the Indemnifying Party or the Indemnified Person (as applicable) has obtained a legal opinion that it is advisable that the Indemnified Person have separate legal representation, then any Indemnified Person shall have the right to obtain such separate legal representation and participate in the Third-Party Claim and all such reasonable legal expenses incurred by the Indemnified Person will be indemnified by the Indemnifying Party. In any Third-Party Claim for which the Indemnifying Party has assumed the defense in accordance with this Section 11.8(c), the Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Person reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Person with respect to the defense of any such matter and shall provide, at the Indemnified Person’s request, copies of all pleadings and notices with respect to any such Third-Party Claim. Notwithstanding anything to the contrary contained in this Agreement, whether or not an Indemnifying Party assumes the defense of any Third-Party Claim shall not constitute a presumption or admission with respect to whether the Damages related to such Third-Party Claim are, in fact, subject to indemnification under this Agreement.
(d)    The Party conducting the defense of any Third-Party Claim may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to a Third-Party Claim for which indemnification is being sought under this Agreement without the prior written consent of the other Party; provided, however, that such settlement or compromise (v) is made on a confidential basis, (w) includes an unconditional release of such other Party and its officers, directors, employees and Affiliates from all Liability arising out of such Third-Party Claim, (x) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of such other Party, (y) does not contain any equitable Order or term which grants a license to or other Encumbrance on the Intellectual Property included in the Specified Assets or the Licensed IP, (z) does not impose any liability on the Indemnifying Party for which the Indemnified Person is not entitled to indemnification under this Agreement; provided, further, that such settlement or compromise, if not consented to by the Indemnifying Party, shall not be determinative of the amount of the Indemnifying Party’s indemnification obligations under this Agreement.
11.9    Tax Effect of Indemnification Payments
All indemnification payments made pursuant to Section 11 shall be treated for all Tax purposes as adjustments to the Total Consideration, as applicable, unless otherwise required by Applicable Law. The allocation of any indemnification payments pursuant to Section 11 for any Tax purposes shall be reasonably determined by Saturn.

11.10    Effect of Investigation
The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Apollo Entities contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Saturn to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.
11.11    Exclusive Remedy
The provisions contained in this Section 11 are intended to provide the sole and exclusive remedy for the Indemnified Persons following the Closing as to all claims based on, arising out of or relating to the representations, warranties and covenants of the Apollo Entities under this Agreement (it being understood that nothing in this Section 11 or elsewhere in this Agreement shall affect Indemnified Persons’ rights to specific performance or other equitable remedies to enforce their rights under this Agreement, specified performance or other equitable remedies to enforce their rights under the Ancillary Agreements or any other instrument executed in connection herewith).
12.    General Provisions
12.1    Notices
All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) five (5) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) three (3) Business Days after it is sent by commercial overnight courier service or e-mail; or (iv) upon transmission if sent via email with confirmation of receipt to the Parties at the following address (or at such other address for a Party as shall be specified upon like notice):
(a)    if to Saturn to:

SiTime Corporation 5451 Patrick Henry Dr. Santa Clara, CA 95054, United States Attn: Legal E-mail: [*****]
with a copy (which shall not constitute notice) to:
Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attn: Matthew Hemington and Rishab Kumar E-mail: [*****]
(b)    if to any of the Apollo Entities, to:

Ningbo Aura Semiconductor Co. Limited [*****] [*****] Attn: Board Secretary E-mail: [*****]
with a copy (which shall not constitute notice) to:
Aura Semiconductor Private Limited
[*****] [*****] [*****] Attn: Legal E-mail: [*****]
12.2    Counterparts; Facsimile
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
12.3    Entire Agreement; Non-assignability; Parties in Interest
This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Apollo Disclosure Schedule: (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof except for the Confidentiality Agreement, which except as set forth in Section 7.5 shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms; and (b) are not intended to confer upon any other Person (other than a permitted assignee) any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the prior written consent of the other Party. Notwithstanding the foregoing, and, in the case of Apollo Entities, also subject to Section 8.1(a) of this Agreement, either Party may freely assign any of its rights or obligations under this Agreement to an Affiliate or in connection with a change in control or other similar transaction or by operation of law or any post-Closing buyer of all or substantially all of that Party’s assets (provided, that, such post-Closing buyer shall agree in writing to assume all of Saturn’s obligations, as applicable, under this Agreement). Any attempted or purported assignment or transfer in derogation of the foregoing provisions shall be null, void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
12.4    Severability
In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, then: (i) such provision shall be reformed without further action by the Parties to the extent strictly necessary to render such provision legal, valid and enforceable when applied to such particular facts, circumstance or jurisdiction and in a manner that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision, (ii) the legality, validity and enforceability of such provision as applied to any other particular facts or circumstance, and the legality, validity and enforceability of the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties and (iii) the application of such provision to any jurisdiction, Person or circumstances other than those to which it is illegal, invalid or unenforceable shall not be affected thereby. In the event that the provisions of Section 2.3 shall ever be deemed to exceed the time, geographic scope or other limitations permitted by Applicable Law, then the provisions thereof shall be deemed reformed to the maximum extent permitted by Applicable Law.
12.5    Remedies Cumulative

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
12.6    Governing Law; Dispute Resolution
This Agreement, and any dispute, controversy or claim arising under, related to or in connection with this Agreement, or the relationship of the Parties, shall be governed by and construed in accordance with the internal laws of the State of California applicable to Parties residing in California, without regard applicable principles of conflicts of law.
(a)    Subject to Section 4.4(e), any dispute, controversy or claim arising out of, related to or in connection with this Agreement or the Ancillary Agreements, including any question regarding their existence, validity or termination (a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“Rules”) in effect at the time of arbitration, except as they may be modified herein.
(b)    The arbitration shall be conducted by three (3) arbitrators (the “Arbitral Tribunal”). The claimant(s) shall nominate one (1) arbitrator in the notice of arbitration and respondent(s) shall nominate one (1) arbitrator within twenty-one (21) days of receipt by respondent(s) of the notice of arbitration. The two (2) Party-nominated arbitrators shall nominate the third and presiding arbitrator (the “Presiding Arbitrator”) within twenty-one (21) days of the appointment of the second arbitrator. If any Party fails to appoint an arbitrator, or if the two (2) Party-appointed arbitrators fail to appoint the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon any Party’s request, be appointed by SIAC in accordance with the Rules.
(c)    In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceedings, the Arbitral Tribunal may consolidate the arbitration proceeding with any other arbitration proceeding relating to this Agreement or the Ancillary Agreements. The Arbitral Tribunal shall not consolidate such arbitrations unless it determines that no Party will be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by Arbitral Tribunals constituted hereunder or under the Ancillary Agreements, the ruling of the Arbitral Tribunal in the first pending arbitration shall control. If two (2) or more arbitrations are consolidated into a single proceeding, the Arbitral Tribunal for first pending arbitration shall serve as the Arbitral Tribunal for the consolidated arbitration.
(d)    Any award rendered by the Arbitral Tribunal shall be final and binding on the Parties the Parties undertake to carry out any award without delay judgment on the award may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its assets.
(e)    The seat of arbitration shall be Singapore and the arbitration shall be conducted in the English language.
(f)    Nothing herein shall prevent any Party from seeking any provisional remedies including temporary restraining orders or preliminary injunctions or their equivalent, any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other Order in aid of arbitration proceedings (“Interim Relief”) from any court of competent jurisdiction. The Arbitral Tribunal (and, if applicable, emergency arbitrator) shall have full authority to grant any Interim Relief. Any Interim Relief so issued shall, to the extent permitted by Applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance pursuant to Section 12.8. The Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an emergency arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the emergency arbitrator and conduct any such proceeding with respect to the actions of the emergency arbitrator on an expedited basis; and in the event an emergency arbitrator or the Arbitral Tribunal issues an Order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.

(g)    In the event any proceeding is brought in any court of competent jurisdiction to enforce the dispute resolution provisions in this Section 12.6, to obtain relief as described in this Section 12.6, or to enforce any award, relief or decision issued by an Arbitral Tribunal, each Party irrevocably agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 12.1 shall be effective service of process for any claim brought against such Party in any such court.
(h)    Any arbitration hereunder shall be confidential, and the Parties, their Affiliates and agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration (including any Decision on Interim Relief), except and to the extent that disclosure is required (1) by Applicable Law, (2) to comply with the rules and regulations applicable to the U.S. Securities and Exchange Commission or Nasdaq Stock Market or any other stock exchange on which the shares of any Party (or Affiliates thereof) are traded or (3) to protect or pursue a legal right.
(i)    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.6.
12.7    Rules of Construction
The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and the Ancillary Agreements, and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
12.8    Specific Enforcement
Both Parties acknowledge and agree that the other Party would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other Party in accordance with their specific terms or were otherwise breached. Accordingly, both Parties agree that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the other Party is entitled at law or in equity.
12.9    Amendment; Waiver
Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
12.10    Interpretation
(a)    When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to this Agreement unless otherwise indicated.
(b)    The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)    The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”
(e)    The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, means, with respect to any statement in Section 5 of this Agreement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Saturn or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by the Apollo Entities) by Saturn or its Representatives in the virtual data room set up by the Parties in connection with this Agreement at least two (2) Business Days prior to the Execution Date or (ii) actually delivered (whether by physical or electronic delivery) upon request to Saturn or its Representatives at least two (2) Business Days prior to the Execution Date.
(f)    The words “in writing” shall include email or other electronic methods of delivery.
(g)    Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and (ii) words using the singular or plural number also include the plural or singular number, respectively.
(h)    Any reference in this Agreement to “dollars” or “$” shall be to U.S. dollars.
(i)    References from or through any date will mean, unless otherwise specified, from and including or through and including, respectively.
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In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.
SiTime Corporation
By:    /s/ Rajesh Vashist
    Name: Rajesh Vashist
Title: President, Chief Executive Officer, and Chairman of the Board

Signature Page to Master Framework Agreement

In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.
Ningbo Aura Semiconductor Co., Ltd.
By:    /s/ Wang Chengdong
    Name: Wang Chengdong
Title: President

Aura Semiconductor Pvt. Limited
By:    /s/ Srinath Sridharan
    Name: Srinath Sridharan
Title: CEO & Director

Signature Page to Master Framework Agreement

In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.
Aura Semiconductor Limited
By:    /s/ Wang Yingpu
    Name: Wang Yingpu
Title: Director

Aim Core Holdings Limited
By:    /s/ Wang Yingpu
Name: Wang Yingpu
Title: Director

Signature Page to Master Framework Agreement

In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.
Shaoxing Yuanfang Semiconductor Co Ltd.
By:    /s/ Yang Zhigang
Name: Yang Zhigang
Title: CEO & Director
Signature Page to Master Framework Agreement